UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NeuStar, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Fellow Stockholders:

We are pleased to invite you to attend the 2013 Annual Meeting of Stockholders of NeuStar, Inc. to be held on June 18, 2013 at 5:00 p.m. local time, at the Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

We are also pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or around May 9, 2013, we will mail our stockholders a notice containing instructions on how to access our 2013 Proxy Statement and 2012 Annual Report and vote online. The notice also will include instructions on how you can receive a paper copy of your Annual Meeting materials, including the notice of Annual Meeting, proxy statement and proxy card. If you receive your Annual Meeting materials by mail, the notice of Annual Meeting, proxy statement and proxy card from our Board of Directors will be enclosed. If you receive your Annual Meeting materials via e-mail, the e-mail will contain voting instructions and links to the proxy statement and the annual report on the Internet, both of which are available at www.neustar.biz under the caption “Investor Relations”.

At this year’s Annual Meeting, the agenda includes the following proposals:

Proposal	Board Recommendation

Election of Gareth C. C. Chang, Lisa A. Hook and Hellene S. Runtagh as directors	FOR

Ratification of Ernst & Young LLP as our independent registered public accounting firm	FOR

Advisory resolution on executive compensation	FOR

Thank you for your ongoing support of and continued interest in Neustar.

Sincerely,

Lisa A. Hook

President and Chief Executive Officer

NEUSTAR, INC.

21575 RIDGETOP CIRCLE,

STERLING, VIRGINIA 20166

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 18, 2013

Time and Date	5:00 p.m. (local time) on June 18, 2013.
Place	Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102
Items of Business

1. To elect the three directors named in the proxy statement to the Board of Directors to hold office until our Annual Meeting of Stockholders in 2016 and until their respective successors have been elected or appointed;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3. To approve an advisory resolution on executive compensation; and

4. To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Adjournments and Postponements	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Record Date	You are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement that may take place only if you were a stockholder as of the close of business on April 22, 2013.
Proxy Materials and Annual Report	We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet.
Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or, in most cases, by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,

Lawrence J. Samuelson

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 18, 2013:

This Notice of 2013 Annual Stockholders’ Meeting and Proxy Statement, and 2012 Annual Report and Form

10-K are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25439.

NEUSTAR, INC.

21575 RIDGETOP CIRCLE

STERLING, VIRGINIA 20166

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We are making these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with the solicitation by the Board of Directors of NeuStar, Inc. of proxies for use at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment(s) or postponement(s) that may take place. These materials will be sent or given to stockholders on or around May 9, 2013. Unless the context otherwise requires, the terms “us,” “we,” “our,” “Neustar,” and the “Company” include NeuStar, Inc. and its consolidated subsidiaries.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of April 22, 2013 (the “Record Date”). The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket or proof of ownership of our common stock to enter the Annual Meeting. If you are a stockholder of record and received a Notice, your Notice is your admission ticket. If you are a stockholder of record and received a printed copy of our proxy materials, you must bring the admission ticket portion of your proxy card to be admitted to the Annual Meeting. If you are a beneficial owner and your shares are held in the name of a broker, bank or other nominee, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Neustar stock, to:

Neustar, Inc.

Attn: Corporate Secretary

21575 Ridgetop Circle

Sterling, Virginia 20166

All stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of Neustar common stock at the close of business on the Record Date are entitled to receive the Notice and to vote their shares at the Annual Meeting. As of the Record Date, there were 65,831,896 shares of Class A common stock outstanding and entitled to vote and 3,082 shares of Class B common stock outstanding and entitled to vote. All holders of common stock shall vote together as a single class, and each holder of common stock is entitled to one vote per share of Class A common stock and one vote per share of Class B common stock on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Neustar’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice was sent directly to you by the Company. If you requested printed copies of the proxy materials by mail, you received a proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting.

How do I vote?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or e-mail. Depending on how you received the proxy materials, you may vote by Internet, telephone or mail. We encourage you to vote by Internet.

For stockholders who received a Notice by mail about the Internet availability of the proxy materials, you may access the proxy materials and voting instructions over the Internet via the web address provided in the Notice. In order to access this material and vote, you will need the control number provided on the Notice you received in the mail. You may vote by following the instructions on the Notice or on the website.

For stockholders who received a Notice by e-mail, you may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For stockholders who received the proxy materials by mail, you may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope. If the prepaid envelope is missing, please mail your completed proxy card to Neustar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166, Attn: Corporate Secretary.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on June 17, 2013. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card.

All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a legal proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be cast as votes at the Annual Meeting.

What shares can I vote?

You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record; and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.

Is there a list of stockholders entitled to vote at the Annual Meeting?

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m. Eastern Daylight Time, at our principal executive offices at 21575 Ridgetop Circle, Sterling, Virginia 20166, by contacting the Corporate Secretary of the Company.

How will abstentions and broker non-votes be treated at the Annual Meeting?

Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Generally, a “broker non-vote” occurs on a matter when a broker is not permitted to vote on the matter without voting instructions from the beneficial owner and voting instructions are not given.

Abstentions and broker non-votes will not be considered votes properly cast at the Annual Meeting and therefore will have no effect on the voting results. Under the rules of the New York Stock Exchange, without voting instructions from the beneficial owners, brokers will have discretion to vote on proposal 2 but not on proposals 1 or 3. Therefore, in order for your voice to be heard, it is important that you vote. We strongly encourage you to vote — every vote is important.

How many shares are required to approve the proposals being voted upon at the Annual Meeting?

The presence of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

Assuming there is a proper quorum of shares represented at the Annual Meeting, the voting requirements for approval of the proposals at the Annual Meeting are as follows:

Proposal	Vote required	Broker discretionary voting allowed?
Election of directors	Majority of votes cast	No
Ratification of selection of independent auditors	Majority of votes cast	Yes
Approval of an advisory resolution on our executive compensation	Majority of votes cast	No

Could other matters be decided at the Annual Meeting?

At the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies, for fees of approximately $20,000, plus expenses. In addition, our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Who will count the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company LLC, will tabulate the votes and act as inspector of election.

How may I obtain Neustar’s Form 10-K and other financial information?

Stockholders may request a free copy of our 2012 Annual Report, which includes our 2012 Form 10-K, from:

Neustar, Inc.

Attn: Corporate Secretary

21575 Ridgetop Circle

Sterling, VA 20166

Alternatively, current and prospective investors can access the 2012 Annual Report, which includes our 2012 Form 10-K, and other financial information on our website at www.neustar.biz under the caption “Investor Relations” or on the Securities and Exchange Commission’s website at www.sec.gov.

We also will furnish any exhibit to the 2012 Form 10-K if specifically requested upon payment of charges that approximate our cost of reproduction.

GOVERNANCE OF THE COMPANY

Our Principles of Corporate Governance

The Board of Directors (the “Board”) has adopted a set of corporate governance principles as a framework for the governance of the Company. The Nominating and Corporate Governance Committee regularly reviews the principles and recommends changes to the Board as appropriate. Our Principles of Corporate Governance (the “Principles”) are available on our website at www.neustar.biz under the captions “Investor Relations — Principles.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

Among other matters, the Principles contain the following items concerning the Board:

•

The Board, which is elected by the Company’s stockholders, oversees the management of the Company and its business. The Board appoints the senior management team, which is responsible for operating the Company’s business, and monitors the performance of senior management.

•	The Board may change its size to not less than three directors and not more than fifteen directors.

•	The Board is divided into three classes, approximately equal in number, with staggered terms of three years each, so that the term of one class expires at each annual meeting of stockholders.

•

The Board currently separates the positions of Chairman of the Board and Chief Executive Officer (“CEO”). The Board may in its discretion combine the roles if it deems it advisable and in the Company’s best interests to do so. The Board’s leadership structure is discussed in more detail under “Board Leadership” below.

•

When a director’s principal occupation or business association changes substantially during the director’s tenure on the Board, the director must tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends to the Board the action, if any, to be taken with respect to the resignation.

•

Ordinarily, directors may not serve on the boards of more than four public companies so as not to interfere with their service as a director of the Company. Directors should also advise the chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another corporate board.

•	Unless otherwise approved by the Nominating and Corporate Governance Committee, directors may not stand for reelection after age 72.

•

The Chairman of the Board establishes the agenda for each Board meeting. Agenda items that fall within the scope of responsibilities of a Board committee are reviewed with the chair of that committee. Directors are encouraged to suggest the inclusion of items on the agenda. Directors are also free to raise subjects at a Board meeting that are not on the agenda for that meeting.

•	The independent directors meet in executive session without management present at least quarterly. The Chairman of the Board chairs these executive sessions.

•	The Board reviews the Company’s long-term strategic plan and business unit initiatives at least annually.

•

In 2012, the Board had four standing committees: Audit, Nominating and Corporate Governance, Compensation, and Neutrality. The Audit, Nominating and Corporate Governance, and Compensation Committees consist solely of independent directors. In addition, directors who serve on the Audit Committee must meet additional, heightened independence criteria applicable to audit committee members. All committees report regularly to the full Board with respect to their activities.

•

The Nominating and Corporate Governance Committee considers and makes recommendations to the Board regarding committee size, structure, composition and functioning. Committee members and chairs are recommended to the Board by the Nominating and Corporate Governance Committee and appointed by the full Board.

•

At the invitation of the Board, members of senior management may attend Board meetings or portions of meetings for the purpose of presenting matters to the Board and participating in discussions. Directors also have full and free access to other members of management and to employees of the Company.

•

The Board has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions. Each of the Audit, Nominating and Corporate Governance, and Compensation Committees has similar authority to retain outside advisors as it determines appropriate to assist it in the performance of its functions.

•

The Compensation Committee annually reviews the compensation of directors. Director compensation is set by the Board based upon the recommendation of the Compensation Committee. Non-management directors receive a combination of cash and equity compensation for service on the Board.

•

The Board plans for succession to the position of CEO as well as certain other senior management positions. These plans are reviewed by the Nominating and Corporate Governance Committee. The CEO reports to the Board periodically on succession planning and management development and provides the Board with recommendations and evaluations of potential successors, including the position of CEO.

•

The Compensation Committee is responsible for reviewing and approving annual and long-term performance goals for the CEO, evaluating the CEO’s performance against those goals, and recommending the CEO’s compensation to the independent directors for review and approval. Both the goals and the evaluation are submitted to the independent directors meeting in executive session. The results of the evaluation are shared with the CEO and used by the Compensation Committee in considering the CEO’s compensation, which is approved by the independent directors meeting in executive session.

•

The Company has an orientation process for Board members that is designed to familiarize new directors with the Company’s business, operations, finances, and governance practices. The Board encourages directors to participate in education programs to assist them in performing their responsibilities as directors.

•

The Board conducts an annual self-evaluation to assess its performance. The Audit, Nominating and Corporate Governance, and Compensation Committees conduct annual self-evaluations to assess their performance. The Nominating and Corporate Governance Committee is responsible for developing, administering and overseeing processes for conducting evaluations.

Board Leadership

Neustar currently separates the positions of Chairman of the Board and CEO. Since November 2010, James G. Cullen, one of our independent directors, has served as our Chairman of the Board. Mr. Cullen’s roles and responsibilities as Chairman include:

•

leading the Board in enhancing processes relating to Board communications and involvement, strategy development, succession planning, mergers and acquisitions, annual budgets and risk oversight. (The Board’s role in risk oversight is discussed in more detail on page 15.)

•	setting the priorities of the Board and establishing agendas for Board meetings;

•	consulting with committee chairs on committee meeting frequency, length and agendas;

•	calling and presiding over meetings of the Board;

•	chairing regular executive sessions of the independent directors;

•	serving as a liaison between management and the other independent directors;

•	overseeing the CEO evaluation process (led by the Compensation Committee);

•	overseeing the Board evaluation process (led by the Nominating and Corporate Governance Committee) and providing feedback to directors regarding their individual performance and contributions;

•	leading the Board in anticipating and responding to crises; and

•	meeting regularly with the CEO between Board meetings.

Separating the positions of Chairman of the Board and CEO allows our CEO to focus on our day-to-day business, while providing the Board with independent leadership in its central role of advising and overseeing management. The Board believes that having an experienced and engaged independent director as Chairman is the most appropriate structure for the Board at this time. However, the Board regularly reviews Board and Company leadership as part of the succession planning process and retains authority to combine the roles of Chairman and CEO in the future, based on the needs and circumstances of the Company at the time. In the event that these roles are combined in the future, the Board will select an independent Board member to serve as lead independent director.

Director Independence

Our Principles include the following provisions concerning director independence:

•	A substantial majority of the Board is made up of independent directors.

•

An “independent” director is a director who meets the independence requirements of the New York Stock Exchange for directors, as determined by the Board. Specifically, an independent director is a director who has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company.

•	The Board makes an affirmative determination regarding the independence of each director annually, based upon the recommendation of the Nominating and Corporate Governance Committee.

•

The Board has established standards to assist it in determining director independence. Under these standards, which are included as Appendix A to the Principles, a director is not independent if, within the preceding three years:

•	the director was employed by the Company, or an immediate family member of the director was employed by the Company as an executive officer;

•

the director or an immediate family member received more than $120,000 per year in direct compensation from the Company, other than Board and committee fees, pensions or other forms of deferred compensation;

•	the director or an immediate family member had specified employment relationships with the Company’s independent auditor; or

•

the director or an immediate family member was part of an interlocking directorate in which the director or family member was employed as an executive officer of another company where any of the Company’s executive officers served on the compensation committee.

•

In addition, a director is not independent if the director is an employee, or an immediate family member is an executive officer, of a company that made payments to, or received payments from, the Company in excess of specified amounts during the preceding three years.

•

Finally, a director is not independent if the director or the director’s spouse is an executive officer of a nonprofit organization to which the Company made contributions in excess of specified amounts during the preceding three years.

The Board undertook its annual review of director independence in February 2013. Based on the standards set forth in our Principles and outlined above, the Board affirmatively determined that current directors Gareth C. C. Chang, James G. Cullen, Joel P. Friedman, Mark N. Greene, Ross K. Ireland, Paul A. Lacouture, Michael J. Rowny, and Hellene S. Runtagh are independent. The Board determined that Lisa A. Hook is not independent as a result of her employment with the Company. In evaluating Mr. Lacouture’s independence, the Board considered that Mr. Lacouture’s son-in-law is a non-executive employee of a customer of the Company, and that Mr. Lacouture has continuing financial ties stemming from his own former employment with that customer. In evaluating Mr. Ireland’s independence, the Board considered that Mr. Ireland’s son is a non-executive employee of a different customer of the Company, and that Mr. Ireland receives retirement benefits stemming from his own former employment with that customer. Finally, in evaluating Mr. Friedman’s independence, the Board considered that Mr. Friedman is a director of an entity that provided commercial banking services to the Company during 2012. The Board determined that these relationships were not material and did not preclude independence under the standards outlined above.

All members of the Audit, Compensation, and Nominating and Corporate Governance Committees must be independent directors as defined by our Principles. Members of the Audit Committee must also satisfy additional, heightened independence requirements under Securities and Exchange Commission and New York Stock Exchange rules, which provide that Audit Committee members may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company (other than Board and committee fees, pensions or other forms of deferred compensation) and may not be affiliated persons of the Company.

Director Elections

Our bylaws provide for majority voting in the election of directors. Specifically, in uncontested elections, directors are elected by a majority of the votes cast, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The Board also has a policy providing that any director who is not reelected under our majority voting standard must tender his or her resignation to the Nominating and Corporate Governance Committee within 30 days of certification of the stockholder vote. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation offer.

In deciding whether to recommend that the Board accept the resignation offer, the Nominating and Corporate Governance Committee will consider all factors deemed relevant, including the stated reasons why stockholders who cast “against” votes did so, any actions taken to address those stated reasons, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the stockholder vote and will promptly disclose its final decision and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders his or her resignation under this policy will not participate in the proceedings of either the Nominating and Corporate Governance Committee or the Board with respect to his or her own resignation offer. If the Board accepts a director’s resignation under the policy, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Board and Committee Membership

Our Board of Directors currently has nine seats, divided into three classes: Class I (three seats), Class II (three seats) and Class III (three seats).

The Board met 9 times during 2012. During 2012, each of our directors attended 75% or more of the aggregate of (a) the total number of meetings of the Board held while a director and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). Our Board has adopted a policy that our directors are expected and strongly encouraged to attend each Annual Meeting of Stockholders absent compelling circumstances. All nine of our directors then on the Board attended our 2012 Annual Meeting of Stockholders.

The table below provides current membership information for the Board and each standing committee of the Board.

Name	Position	Year Current Term Expires	Audit Committee Member		Compensation Committee Member		Neutrality Committee Member		Nominating and Corporate Governance Committee Member
Gareth C.C. Chang	Class III director	2013			X
James G. Cullen	Class I director	2014	X	*					X
Joel P. Friedman	Class I director	2014			X	*	X
Mark N. Greene	Class I director	2014			X
Lisa A. Hook	Class III director	2013					X
Ross K. Ireland	Class II director	2015			X		X	*
Paul A. Lacouture	Class II director	2015	X						X
Michael J. Rowny	Class II director	2015	X						X
Hellene S. Runtagh	Class III director	2013	X						X	*

*	Chair

The Audit Committee

Under the terms of its charter, the Audit Committee meets at least four times per fiscal year, including periodic meetings in executive session with each of our management, our principal internal auditor, our independent registered public accounting firm (independent auditors), and our General Counsel, and reports regularly to the full Board with respect to its activities. The Audit Committee represents and assists the Board in overseeing the accounting and financial reporting processes of the Company and the audits of our financial statements, including the integrity of the financial statements; our compliance with legal and regulatory authority requirements; the independent auditors’ qualifications and independence; the performance of our internal audit function and independent auditors; and the preparation of a report of the Audit Committee to be included in our annual proxy statement. The Audit Committee is responsible for:

•	directly appointing, retaining, compensating, evaluating, overseeing, and terminating (when appropriate) the Company’s independent auditors, who shall report directly to the Audit Committee;

•

reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent auditors, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent auditors;

•

at least annually, obtaining and reviewing a report by the independent auditors describing: (a) the auditors’ internal quality-control procedures; and (b) any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues;

•	at least annually, reviewing the qualifications, independence and performance of the independent auditors, and discussing with the independent auditors their independence;

•

upon completion of the annual audit, reviewing with the independent auditors their experiences, any audit problems or difficulties encountered (including restrictions on their work, cooperation received or not received, and significant disagreements with corporate management) and management’s response, and findings and recommendations concerning their annual audit of the Company;

•

meeting to review and discuss with corporate management and the independent auditors the annual audited financial statements, and the unaudited quarterly financial statements, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition

and Results of Operations,” and recommending to the Board whether the annual audited financial statements should be included in the Company’s annual report on Form 10-K;

•

reviewing and discussing earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies;

•	reviewing and discussing with management and the independent auditors the Company’s major risk exposures and the steps management has taken to monitor and control such exposure;

•	reviewing the adequacy and effectiveness of the Company’s internal audit procedures and internal controls over financial reporting, and any programs instituted to correct deficiencies;

•	reviewing and discussing the adequacy and effectiveness of the Company’s disclosure controls and procedures;

•	overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s codes of conduct and programs to monitor compliance with such codes;

•	establishing procedures for the submission of complaints regarding accounting, internal accounting controls, or auditing matters;

•	investigating, or referring, matters brought to its attention as appropriate, with full access to all books, records, facilities and personnel of the Company;

•	reviewing the application of significant regulatory, accounting and auditing initiatives, including new pronouncements;

•	establishing policies for the hiring of employees and former employees of the independent auditors;

•	annually reviewing and reassessing the adequacy of the Audit Committee Charter and evaluating the performance of the Committee, and recommending changes to the Board as appropriate; and

•	performing such other functions as assigned by law, the Company’s certificate of incorporation or bylaws, or the Board.

The Audit Committee has the authority to retain, at Neustar’s expense, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions.

The Audit Committee met 10 times during 2012.

The members of the Audit Committee as of the date of this proxy statement are Messrs. Cullen (Chair), Lacouture and Rowny and Ms. Runtagh.

The Board has determined that each member of the Audit Committee is independent, as defined by the Company’s director independence standards and the rules of the New York Stock Exchange and the Securities and Exchange Commission, that each such member also meets the heightened standards for Audit Committee independence described under the heading “Director Independence” above, and that each of Messrs. Cullen and Rowny is an “audit committee financial expert” as defined by the Securities and Exchange Commission.

The report of the Audit Committee is included on page 61. A copy of the Audit Committee Charter is available on our website at www.neustar.biz, under the captions “Investor Relations — Committee Composition.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

The Nominating and Corporate Governance Committee

Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board director candidates for election at the annual meeting of stockholders, developing and recommending to the Board a set of corporate governance principles and undertaking a leadership role in shaping corporate governance. Specifically, the Nominating and Corporate Governance Committee is responsible for:

•	developing and recommending to the Board criteria for identifying and evaluating director candidates;

•	identifying, reviewing the qualifications of, and recruiting candidates for election to the Board;

•	assessing the independence of incumbent directors in determining whether to recommend them for reelection to the Board;

•	establishing a procedure for the consideration of Board candidates recommended by the stockholders;

•	recommending to the Board candidates for election or reelection to the Board at each annual stockholders’ meeting;

•	recommending to the Board candidates to be elected by the Board as necessary to fill vacancies and newly created directorships;

•	developing and recommending to the Board a set of corporate governance principles and reviewing and recommending changes to these principles, as necessary;

•	making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees;

•	recommending to the Board candidates for appointment to Board committees and considering periodically rotating directors among the committees;

•	reviewing and recommending to the Board retirement and other tenure policies for directors;

•

reviewing directorships in other public companies held by or offered to directors and senior executives of the Company and consulting with the Company’s Neutrality Committee regarding such directorships;

•	reviewing and assessing the channels through which the Board receives information, and the quality and timeliness of information received;

•	assisting the Board in reviewing the Company’s succession plans relating to the Chief Executive Officer and other senior executives;

•	overseeing the annual evaluation of the Board and its committees and management;

•	reviewing the governance structure of the Company;

•	assisting the Board in evaluating and overseeing the management of governance-related risk;

•	reviewing external developments in corporate governance matters; and

•

annually evaluating the performance of the Nominating and Corporate Governance Committee and the adequacy of the Nominating and Corporate Governance Committee’s charter and recommending changes to the Board as appropriate.

The Nominating and Corporate Governance Committee has the authority to retain, at the Company’s expense, such outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The Nominating and Corporate Governance Committee met five times during 2012.

The members of the Nominating and Corporate Governance Committee as of the date of this proxy statement are Ms. Runtagh (Chair) and Messrs. Cullen, Lacouture and Rowny.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined by the Company’s director independence standards and the rules of the New York Stock Exchange.

A copy of the Nominating and Corporate Governance Committee Charter is available on our website at www.neustar.biz, under the captions “Investor Relations — Committee Composition.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board and believes that director candidates should have certain minimum qualifications, including the highest level of integrity, maturity of judgment based on a record of senior-level experience, commitment to serving the interests of our stockholders, and a reputation and background that demonstrate that Neustar has a Board with experience that is appropriate for and consistent with our long-term vision. Candidates must also make a commitment to devote the time necessary to be active on the Board and have the desire and ability to work collegially and as a team with the Board and senior management. Pursuant to our Principles, the Nominating and Corporate Governance Committee considers the number of other boards on which the candidate serves. Additionally, as part of the neutrality requirements to which we are subject under Federal Communications Commission rules and orders and certain of our contracts, directors cannot be employees or directors of a telecommunications service provider (“TSP”) or own more than 5% of the voting stock of a TSP.

The Nominating and Corporate Governance Committee believes that the Board, as a whole, should include members who collectively bring the following strengths and backgrounds to the Board:

•	experience as a public company Chairman and/or Chief Executive Officer;

•

senior-level experience with companies that have transaction-based or subscription-based business models, information services companies, the communications industry generally (e.g., wireline, wireless, Internet service providers and providers of Internet protocol and other next-generation communications services), or with media companies, information services companies, and systems integration/systems technology and software companies;

•	experience with government and public policy;

•	geographic diversity, with experience relating to the United States, Asia and Europe; and

•

strengths in the functional areas of finance, corporate governance, financial statement auditing, business operations and strategic planning for information services and data analytics companies, and mergers and acquisitions.

While the Nominating and Corporate Governance Committee has not adopted a formal policy with regard to diversity, the Nominating and Corporate Governance Committee seeks to achieve a diversity of strengths and backgrounds on the Board, particularly in the areas described above. The Nominating and Corporate Governance Committee further aims to have gender and racial diversity on the Board. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with our goal of maintaining a Board that best serves the needs of the Company and the interests of our stockholders.

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current and former Board members, management, professional search firms (to whom we pay a fee), stockholders or other persons. The Nominating and Corporate Governance Committee evaluates candidates for the Board on the basis of the standards and qualifications set forth above. The Nominating and Corporate Governance Committee and the Board also evaluate the Board’s collective qualifications (including diversity) as part of the Board’s annual self-evaluation process. Additional information about the skills and qualifications of our current directors is set forth on pages 56-58.

The Nominating and Corporate Governance Committee retained a third party search firm to assist in identifying and evaluating Dr. Greene, who was appointed to the Board in April 2012. The Nominating and Corporate Governance Committee may, in the future, retain, a third-party search firm to assist in identifying and evaluating potential nominees for the Board. The Nominating and Corporate Governance Committee will also consider candidates for director recommended by our stockholders. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the candidates name and qualifications for Board membership and should be addressed to the Nominating and Corporate Governance Committee, care of our Corporate Secretary, at Neustar, Inc., 21575 Ridgetop Circle, Sterling, VA 20166. Properly submitted candidates who meet the criteria outlined above will be evaluated by the Committee in the same manner as candidates recommended by other sources.

In addition, our bylaws permit stockholders to nominate individuals for election at annual stockholder meetings and to solicit proxies in favor of such nominees. The process for nominating directors in accordance with our bylaws is discussed below under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

The Compensation Committee

Under the terms of its charter, the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of our senior executives and to produce the annual report on executive compensation to be included in our proxy statement. The Compensation Committee is specifically responsible for:

•	overseeing the Company’s overall compensation structure, policies and programs, and assessing whether that structure establishes appropriate incentives for management and employees;

•	assisting the Board in evaluating and overseeing the management of compensation-related risk;

•	administering and making recommendations to the Board with respect to the Company’s incentive-compensation and equity-based compensation plans;

•

reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives, and recommending the CEO’s compensation level to the independent directors based on this evaluation;

•	overseeing the evaluation of other senior executives and setting their compensation based upon the recommendation of the CEO;

•	approving stock option and other stock incentive awards for senior executives;

•	reviewing and approving the structure of other benefit plans pertaining to senior executives;

•	reviewing and recommending employment and severance arrangements for senior executives;

•	approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval;

•	monitoring compliance by senior executives and directors with stock ownership guidelines adopted by the Company;

•	reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board;

•	annually evaluating the performance of the Compensation Committee and the adequacy of the Compensation Committee’s charter and recommending changes to the Board as appropriate; and

•	performing such other duties and responsibilities as are consistent with the purpose of the Compensation Committee and as the Board or the Compensation Committee deems appropriate.

The Compensation Committee has the authority to retain, at Neustar’s expense, such outside counsel, experts and other advisors as it determines appropriate to assist it in the full performance of its functions.

The Compensation Committee met 12 times in 2012.

The members of the Compensation Committee as of the date of this proxy statement are Messrs. Friedman (Chair), Chang and Ireland and Dr. Greene.

The Board has determined that each member of the Compensation Committee is independent, as defined by the Company’s director independence standards and the proposed rules of the New York Stock Exchange, that each such member also meets the heightened standards for Compensation Committee independence described under the heading “Director Independence” above.

In addition, as required by the Compensation Committee Charter, all members of the Compensation Committee meet the additional requirements necessary to qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Additional information regarding the processes and procedures of the Compensation Committee, the scope of the Compensation Committee’s authority, and the role of senior executives and compensation consultants in determining or recommending compensation is set forth below under the heading “Compensation Discussion & Analysis.”

A copy of the Compensation Committee Charter is available on our website at www.neustar.biz, under the captions “Investor Relations — Committee Composition.” A free printed copy is available to any stockholder who requests it from us at the address on page 4.

The Neutrality Committee

Under Federal Communications Commission rules and orders and certain of our contracts, we are required to comply with neutrality regulations and policies. We are examined periodically on our compliance with these requirements by independent third parties. The Neutrality Committee is responsible for receiving reports from the Company’s Neutrality Officer with respect to his or her neutrality functions; reviewing the quarterly attestation reports of the accountants who perform the neutrality procedures; reviewing and approving, as necessary, specific corrective actions based on the findings of the accountants; and reviewing and approving any changes or amendments to the Company’s neutrality compliance procedures.

The members of the Neutrality Committee as of the date of this proxy statement are Mr. Ireland (Chair), Ms. Hook and Mr. Friedman. The Neutrality Committee met four times during 2012.

Special Committees

The Board appointed a special committee in July 2010 to approve the terms of the Company’s repurchase of up to $300 million in value of shares of the Company’s Class A common stock from time to time over a three-year period. The special committee met once during 2012.

The Board appointed a special committee in October 2012 to review and evaluate financing transactions. This special committee met once during 2012.

Executive Sessions

Neustar’s independent directors meet in executive session without management present at least quarterly. Our independent Chairman of the Board, James G. Cullen, chairs these executive sessions. The independent directors met in executive session 8 times during 2012.

Risk Oversight

Enterprise Risk Management (“ERM”) is a company-wide initiative that involves identifying, assessing and managing risks that could affect our ability to meet business objectives or execute our corporate strategy. As part of our ERM process, the Board receives regular reports from management on a broad range of potential risks (including operational, financial, legal and regulatory, human capital, and strategic and reputational risks) and the steps management is taking to manage those risks.

While the full Board has general oversight responsibility for ERM, the Board has allocated and delegated certain responsibilities to its committees. Consistent with New York Stock Exchange rules, the Audit Committee reviews and discusses with management and our independent auditors the Company’s major risk exposures and the steps management has taken to monitor and control such exposure. The Audit Committee also discusses guidelines and policies governing the ERM process. In addition, the Compensation Committee and the Nominating and Corporate Governance Committee receive reports from management and assist the Board in evaluating risks within their purview, as set forth in their charters. When a committee receives a report on material risk, the chair of the relevant committee reports on the discussion at the next full Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s allocation of risk oversight responsibility, and our overall ERM process, may change from time to time based on the evolving needs of the Company.

Communications with Directors

Stockholders and other interested parties may communicate with the Board by writing in care of the Corporate Secretary, Neustar, Inc., 21575 Ridgetop Circle, Sterling, Virginia 20166. Communications intended for a specific director or directors, including the Chairman of the Board or the independent directors as a group, should be addressed to the attention of the relevant individual(s) in care of the Corporate Secretary at the same address. Our Corporate Secretary will review all correspondence intended for the Board and will regularly forward to the Board a summary of such correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the Board’s attention. Directors may at any time review a log of all correspondence received by the Corporate Secretary that is intended for the Board and request copies of any such correspondence.

In addition, the Audit Committee of our Board has established a procedure for parties to submit concerns regarding what they believe to be questionable accounting, internal accounting controls, and auditing matters. Concerns may be reported through our Compliance Hotline at (888) 396-9033, by email to the Audit Committee at CorporateCode@neustar.biz, or through a confidential web form, available at www.neustar.biz under the captions “Investor Relations — Contact the Board.” To the extent permitted by applicable law, concerns may be submitted anonymously and confidentially.

Code of Business Conduct

Our Board has adopted a Corporate Code of Business Conduct (the “Code”) applicable to all of our directors, senior executives, employees and contractors providing services to or on behalf of the Company.

The Code embodies general principles such as compliance with laws, acting with honesty and integrity, avoidance of conflicts of interest, maintenance of accurate and timely financial and business records, use of the Company’s assets, working with customers, suppliers and governments, prohibition of political contributions on behalf of the Company, and protecting the Company’s information and information regarding other companies. All directors, senior executives, employees and contractors are obligated to report violations and suspected violations of the Code in accordance with the reporting procedures described in the Code.

Our Code is available on our website at www.neustar.biz under the captions “Investor Relations — Code of Conduct.” We intend to disclose on this website any amendments to the Code or grants of waivers from provisions of the Code that require disclosure under applicable Securities and Exchange Commission rules. A free printed copy is available to any stockholder who requests it from us at the address on page 4.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Messrs. Chang, Friedman and Ireland and Dr. Greene. No member of the 2012 Compensation Committee has been an officer or employee of Neustar or any of our subsidiaries at any time. None of our senior executives serves as a member of the board of directors or compensation committee of any other company that has one or more senior executives serving as a member of our Board or our Compensation Committee.

COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

Our Pay-for-Performance Philosophy and Compensation Practices

Our senior executive compensation programs are focused primarily on providing pay-for-performance, which encourages senior executives to make decisions that are consistent with the priorities of long-term stockholders. In 2012, we continued to implement our strategic vision to expand our business from one that was focused primarily on database services to one that includes a broad range of analytic services. We designed the 2012 executive compensation programs to achieve our long-term strategic goal of becoming the single most trusted source of commercial insight and analysis for our customers. To attain this strategic goal, we must recruit, retain and motivate senior executives and other key employees who can drive our financial and strategic growth objectives and build long-term stockholder value. This guiding principle applies to all of our senior executive pay practices and drove the changes to our 2012 equity awards discussed below in more detail under “— 2012 Awards Under the Long-Term Incentive Plan”.

In addition to aligning senior executive compensation with performance, our senior executive compensation program is intended to be consistent with corporate governance best practices. This is demonstrated by the following:

•	robust management and director stock ownership guidelines and selling restrictions;

•	no employment contracts for senior executives;

•	double-trigger change-in-control arrangements;

•	no excise tax gross-ups;

•	no special retirement benefits designed solely for senior executives;

•	limited perquisites;

•	restricting employees and directors from hedging and pledging our securities;

•	advice from independent compensation consultants retained by the Compensation Committee;

•	strong risk management program:

•	equity plans expressly prohibit option repricing without stockholder approval;

•	equity plans prohibit share recycling for options and stock appreciation rights;

•	equity plans expressly prohibit exchanges of underwater options for cash;

•	equity plans do not contain evergreen provisions;

•

none of our equity plans contain a liberal definition of a change in control (e.g., a trigger linked to stockholder approval of a transaction, rather than its consummation, or an unapproved change in less than a substantial proportion of the board, or acquisition of a low percentage of outstanding common stock); and

•	none of the NEOs are eligible for multi-year guaranteed annual cash incentive awards;

•	compensation recovery (also known as “clawback”) provisions in our compensation plans/programs;

•	each non-employee director meets the independence requirements of the NYSE; and

•	each member of our Audit, Compensation and Nominating and Corporate Governance Committees meet the independence requirements of the NYSE.

2012 Awards Under the Long-Term Incentive Plan

In February 2012, we issued equity awards under our long-term incentive plan, which were structurally different than our previous awards. The 2012 awards were multi-year grants specifically designed to motivate our senior executives to execute on the transformative strategy outlined in 2011 to become a global leader in information services and analytics. We recognized the challenges associated with becoming a global leader in a rapidly growing market and wanted to reward our senior executives for the successful execution of this strategy and align their pay with stockholder return. Accordingly, these awards were designed to reward the senior executives for driving top-line growth, diversifying our revenue and delivering strong profitability, all of which enhance total stockholder return (“TSR”). We believed and continue to believe that the expansion of our business into information services and analytics will create exceptional value and opportunity for our customers, employees and investors. The 2012 equity awards strengthen the alignment of pay and performance in the following manner:

•

The multi-year equity awards granted to senior executives are primarily performance based. The annualized value of the equity awards were targeted between the 50th to 75th percentile of our compensation peer group. Of the total equity awarded to each senior executive, 80% of the value of the award was granted in the form of performance-based restricted stock units (“PVRSUs”) and only 20% of the value of the award was granted in the form of restricted stock units that vest over time (“RSUs”).

•

Each senior executive received an award for a target number of PVRSUs at the start of a five-year overall performance period, with one-fifth of this award allocated to each of five single-year performance periods, the first of which began on January 1, 2012 and ended on December 31, 2012, and the last of which begins on January 1, 2016 and ends on December 31, 2016.

•

The Compensation Committee sets each annual performance target at the start of the respective single-year performance period. This permits the Compensation Committee, on an annual basis, to make the necessary adjustments to align the performance targets more closely with the strategic goals and the priorities of long-term stockholders as the same evolve over time.

•

To set the annual performance targets, the Compensation Committee conducts a rigorous process that includes its evaluation of our strategic plan and top-down and bottom-up budget generation. The Compensation Committee sets targets based on then-current expectations of the business environment and strategic goals.

•

The number of shares actually earned at the end of each single-year performance period will vary, based solely on actual performance, from 0% to 150% of the number of PVRSUs allocated to that performance period.

•

The Compensation Committee determined that the first three years of our strategic transition will be critical to our success. As a result, the PVRSUs begin to vest only after January 1, 2015. The graphic below details how the PVRSUs will vest over the next five years.

•	To enhance the retention element of the PVRSUs, in addition to the performance element, the earned shares will vest only if the senior executive remains employed through specified vesting dates.

•

To align senior executive pay with stockholder interests in top-line growth, revenue diversification and profitability, the Compensation Committee chose total revenue, non-NPAC revenue (which is our total revenue other than revenue derived under our contracts with North American Portability Management LLC (“NAPM”)) and adjusted net income as the 2012 performance metrics.

•	The RSUs vest over a five-year period rather than over a four-year period, as was applicable in our previous awards.

•	No stock options were granted as part of the 2012 awards.

2012 Business Results and Key Events

In 2012, we continued to execute our strategic plan to become a leading provider of commercial insight and analytics by developing an integrated go-to-market approach and service delivery and data management platform.

We outperformed both our peer group described in “Implementing Compensation Objectives — Determining Compensation” (the “Peer Group”) and the overall market in TSR. We delivered strong financial results among our key financial metrics, including revenue growth, adjusted net income, adjusted net income per diluted share and cash flow from operations (a reconciliation of our U.S. generally accepted accounting principles (“GAAP”) results to our non-GAAP results can be found in Annex A to this Proxy Statement).

	2012	2011	Change %
	(in thousands, except per share data)
Total Revenue	$831,388	$620,455	34%
Adjusted Net Income from continuing operations	$206,386	$159,014	30%
Adjusted Net Income from continuing operations, per diluted share	$3.04	$2.13	43%
Cash flow from operations	$303,567	$226,413	34%

Additionally, compared to our Peer Group, we achieved higher revenue growth rates while maintaining higher margins.

Finally, we returned nearly $100 million to our stockholders by repurchasing our common stock. Our TSR continued to exceed both our Peer Group and the market. The graphs below show our TSR compared to our Peer Group, the Dow Jones Industrial Average (DJIA) and the Standard & Poor’s 500 Stock Index (S&P 500) (based on an initial $100 investment and assuming reinvestment of all dividends).

We also delivered strong operational results, including:

•

We continued to position ourselves to renew our contracts with NAPM. We believe that the high quality of our Carrier Services provides us the best opportunity to remain the NPAC administrator of local number portability for the communications industry. During the year, we complied with over 2,200 service level metrics. In addition, we achieved a near-perfect score in an independent customer satisfaction survey. We scored 3.9 out of a possible 4.0 in overall customer focus, with an average score of 3.84 out of 4.0 across all surveyed categories.

•	We successfully integrated our acquisition of Targus Information Corporation in a manner that enables us to capitalize fully on the opportunities it brings us.

•

We made considerable progress on developing a more customer-focused and innovative organization by: (a) establishing customer advisory groups to help us understand our customers’ needs better; (b) initiating various workshops that bring together employees from across the company to cultivate ideas about new products and services; (c) starting to develop a new technical platform that will permit our engineers to focus more on developing innovative features that add value to customers; (d) strengthening employee engagement; and (e) providing a greater number of employees with decision-making ability.

2012 Performance and NEO Compensation

We believe the 2012 compensation awarded to our NEOs was consistent with our pay-for-performance philosophy. We have designed a substantial portion of our overall senior executive compensation program using performance-based elements to tie compensation to achievement of financial goals and performance objectives, and execution of our strategy to become a leading provider of information services and analytics. The performance targets for both our annual cash incentive compensation and long-term incentive awards were set by the Compensation Committee based on its evaluation of our strategic plan and top-down and bottom-up budget generation. The Compensation Committee sets targets based on then-current expectations of the business environment and strategic goals. Because a significant portion of our business is characterized by numerous large, fixed fee contracts and relatively long sales cycles, we have a highly predictable, recurring revenue and underlying cost structure. As a result, the funding may be adjusted upward or downward based upon small variances from our performance targets. These factors were considered in how the Compensation Committee designed the funding for our performance-based compensation discussed below.

2012 Annual Cash Incentive Compensation

The 2012 annual cash incentive compensation plan was funded based on our performance on two financial metrics: total revenue and adjusted earnings before interest, taxes, deductions and, amortization (“EBITDA”). These targets were set by the Compensation Committee to align the senior executives’ interests with the stockholders’ interest in top-line growth and strong profitability. The table below shows how our actual 2012 performance compared with the target goals set by the Compensation Committee.

	Performance Measures
	Target	Percentage Weighting	Actual Performance	Achievement
	(in millions, except percentages)
Adjusted EBITDA	$390.2	50%	$401.6	102.92%
Total Revenue	$823.4	50%	$831.4	100.97%

The plan is designed such that if the target performance measurements are exceeded, the funding percentage is increased by an accelerator factor. Based on our overachievement of both Adjusted EBITDA and total revenue, the annual cash incentive compensation plan was funded at 117% of target. A reconciliation of our GAAP results to our non-GAAP results, including Adjusted EBITDA, can be found in Annex A to this Proxy Statement.

Actual annual cash incentive awards for our senior executives, including the NEOs, were determined based on the annual cash incentive compensation funding set forth above and adjusted for individual and business unit performance. More detail regarding the determination of the annual cash incentive awards for our NEOs is provided under “Annual Cash Incentive Compensation” beginning on page 28 below.

2012 Long-Term Incentive Awards

As discussed above, in February 2012, we issued multi-year equity awards that allow our executives to earn equity awards that will vest based on performance as well as equity awards that vest over time to drive the successful execution of our strategy. Eighty percent of the value of the equity awards consisted of PVRSUs that are focused on strategic, market and/or financial goals. The portion of the PVRSU awards allocated to performance in 2012 was tied to three metrics — non-NPAC revenue, total revenue and adjusted net income (a reconciliation of our GAAP results to our non-GAAP results can be found in Annex A to this Proxy Statement.). These targets were set by the Compensation Committee to align the senior executives’ interests with the stockholders’ interest in diversifying revenues, driving top-line growth and delivering strong profitability. The table below shows how our actual 2012 performance compared with the targets set by the Compensation Committee.

	Performance Measures
	Target	Percentage Weighting	Performance	Achievement
	(in millions, except percentages)
Non-NPAC Revenue	$406.2	35%	$413.2	101.72%

Total Revenue	$823.4	15%	$831.4	100.97%

Adjusted Net Income	$185.2	50%	$206.4	111.45%

The plan is designed such that if the target performance measurements are exceeded, the amount of stock earned is increased by an accelerator factor. As a result of our overachievement of all three performance measures, the percent of the target award achieved was 129.5% for the portion of the PVRSUs allocated to 2012 performance. The definitions of non-NPAC revenue and adjusted net income are described in more detail below. In addition, a reconciliation of our GAAP results to our non-GAAP results can be found in Annex A to this Proxy Statement.

More detail regarding the equity awards granted to our NEOs is provided under “Equity Compensation” beginning on page 30 below.

2012 Pay-for Performance Analysis

Consistent with our executive compensation philosophy, the significant majority of our NEOs’ total direct compensation for 2012 was at risk and tied directly to corporate performance metrics (consisting of our PVRSUs and annual incentive compensation). This emphasis on performance is designed to motivate our senior executives to work as a team to achieve performance goals aligned with stockholder interests. The charts below show the elements of 2012 compensation as a percentage of the total direct compensation (which we define as base salary, annual cash incentive awards, RSUs and PVRSUs) earned by our CEO and our other NEOs:

Compensation Objectives and Guiding Principles

Our senior executive compensation program is based on the following:

•	Pay for Performance — The primary objective of our compensation programs is to motivate and reward superior performance.

•	Alignment of Interests — We seek to align the interests of our senior executives with those of our stockholders.

•

Attraction, Motivation and Retention of Talent — Our senior executive compensation programs are designed to help us attract, motivate and retain key management talent who drive profitability and the creation of stockholder value.

The following table describes how the elements of our senior executive compensation program are used to achieve these objectives:

Compensation Element	Form	Objective	Rationale/Key Characteristics
Base Salary	Cash	Attraction Retention Performance

• Fixed compensation

• Intended to be commensurate with each senior executive’s position and level of responsibility

• Targeted between 50th and 75th percentile of our compensation peer group

• Evaluated annually or as necessary in response to organizational or business changes, but not automatically increased

Annual Cash Incentive Compensation	Cash	Performance Alignment of Interests

• Variable compensation tied to Company and individual performance; achievement of each award can vary from 0% to 175% of target

• Target annual cash incentive award levels are targeted between 50th and 75th percentile of our compensation peer group

• Rewards achievement of short-term or long-term performance goals that we consider important contributors to stockholder value

• Performance goals and targets are established by the Compensation Committee at the beginning of each year

• The Compensation Committee determines annual cash incentive award payouts following the end of each year based on the achievement of performance goals and targets

• The Compensation Committee may further adjust a payout downward or upward on a discretionary basis.

Long Term Incentive Plan	Restricted Stock Units Performance-Vested Restricted Stock Units	Performance Alignment of Interests Retention

• Variable compensation designed to reward contributions to our long-term strategic, financial and operational success, motivate future performance, align the interests of senior executives with those of stockholders, and retain key senior executives through the term of the awards

Compensation Element	Form	Objective	Rationale/Key Characteristics

• Award levels and the types of equity granted take into consideration market data about our competitors, market practice and the value of existing grants held by senior executives and the vesting profiles of such grants

• Annualized grants are targeted between 50th and 75th percentile of our compensation peer group

• The Compensation Committee considers the dilutive impact and cost of these grants as well as their potential benefits when determining the appropriate mix of equity grants

• We set annual budgets for the equity compensation program at levels that we believe are reasonable relative to our compensation peer group, taking into account our compensation objectives, and affordability at various performance levels

• Restricted stock units serve both to reward and retain senior executives over the term of the awards

• Performance-vested restricted stock units are fully at risk and depend upon the achievement of key performance measures that drive value for our stockholders, thus aligning the interests of our senior executives and stockholders

Deferred Compensation	Cash	Retention

• Balances in the deferred compensation plan are unfunded obligations; balances are adjusted on the basis of notional investment returns, which are not set or guaranteed by the Company

• Permits employees at the vice president level and above, including the NEOs, to defer certain elements of compensation in order to delay taxation on such amounts

• Standard benefit arrangement commonly offered at companies of similar size

• Permits deferral of up to 75% of base salary and up to 90% of annual cash incentive awards and bonuses, with discretionary matching contributions

Other Compensation	n/a	Attraction Retention

• Senior executives receive health and welfare benefits under the same programs and subject to the same eligibility requirements that apply to all Company employees

• Senior executives participate in our 401(k) plan on the same terms and conditions that apply to all other Company employees

• We do not provide defined benefit (pension) or supplemental retirement plans for our senior executives

Compensation Element	Form	Objective	Rationale/Key Characteristics
• Occasionally, we provide other benefits that we believe are reasonable, competitive and consistent with our compensation objectives, which benefits represent a small portion of total compensation

Severance and Change in Control Arrangements	Cash and Equity	Attraction Retention

•  Severance and equity award arrangements provide benefits to key management employees, including our NEOs, if specified termination or change-in-control events occur

•  Reasonable severance and change-in-control protections for our NEOs are necessary in order for us to attract and retain qualified senior executives

•  We periodically review the necessity and design of our senior executive severance and change-in-control arrangements

Implementing Compensation Objectives

Determining Compensation

In making compensation decisions, we review the performance of the Company and each senior executive. We also consider the senior executive’s level of responsibility, the importance of the senior executive’s role in achieving our corporate objectives, and the senior executive’s long-term potential, while taking into account his or her current compensation, realized and unrealized equity gains and stock ownership levels, and our stock selling restrictions for senior executives. Finally, we weigh competitive practice, relevant business and organizational changes, retention needs and internal pay equity.

In order to attract, retain and motivate the best management talent, we believe we must provide a total compensation package that is competitive relative to our peers. For this purpose, we considered the practices of specific companies that we identified as our peers for 2012. Each year, the Compensation Committee reviews the peer group with the assistance of its external consultant and makes changes as appropriate in order to ensure it continues to appropriately reflect the competitive market for senior executive talent. For 2012, the Compensation Committee worked with Towers Watson to modify our 2011 peer group for 2012. For the 2012 peer group, we added fourteen companies (Alliance Data Systems Corporation , DST Systems, Inc., Equifax Inc., IHS, Inc., Jack Henry & Associates, Inc., MSCI Inc., Rackspace Hosting, Inc., Rovi Corporation, Sapient Corporation, Solera Holdings, Inc., Syntel, Inc., TIBCO Software Inc., Verint Systems Inc., and Verisk Analytics, Inc.) primarily due to their strategic and financial similarities our company. We removed seven companies (Abovenet Communications, Inc., Ansys Technologies Inc., Dolby Laboratories, Inc., F5 Networks, Inc., Salesforce.com, SBA Communications Corp., and TNS Inc.) as these companies fell outside our strategic and financial criteria, and we removed two companies (SAVVIS, Inc. and Syniverse Holdings, Inc.) because they were acquired and ceased to be public companies. The public companies listed below were selected by the Compensation Committee based upon the primary selection criteria: industry (data processing and information technology); similar business models to our Company; those companies which are competitors for our employees; and

comparable financial results to ours (including revenues, profitability, market capitalization and growth profiles). The peer companies used for evaluating 2012 senior executive compensation were:

Akamai Technologies, Inc.	Alliance Data Systems Corporation
DST Systems , Inc.	Equifax Inc.
Equinix, Inc.	FactSet Research Systems Inc.
IHS Inc.	Informatica Corporation
Jack Henry & Associates, Inc.	MSCI Inc.
Rackspace Hosting, Inc.	Red Hat, Inc.
Rovi Corporation	Sapient Corporation
Solera Holdings, Inc.	Syntel, Inc.
TIBCO Software Inc.	Verint Systems Inc.
Verisign, Inc.	Verisk Analytics, Inc.

When the Compensation Committee evaluated the 2012 Peer Group, our revenue was in approximately the 30th percentile of the Peer Group, market capitalization was below the 25th percentile, EBITDA margin was between median and the 75th percentile, net income approximated the 75th percentile of the Peer Group, and three-year revenue growth was between the 25th percentile and median of the Peer Group.

In addition to specific peer company data, we considered compensation surveys conducted by Radford and IPAS, nationally recognized consulting firms, with a focus on surveys of companies in the technology/software and communications business service sectors that have revenues comparable to ours. We did not know and did not receive or consider the compensation specifics of the component companies in each of these surveys when making compensation decisions for the NEOs.

After reviewing the survey and peer group data described above, we determined the approximate range within which to target total direct compensation for our senior executives. Within that range, we incorporated flexibility to respond to and adjust for the evolving business environment and our specific hiring and retention needs. For 2012, we set target base salary, long-term incentive compensation and total direct compensation for our senior executives, including the NEOs, to fall between the median and 75th percentile of the compensation Peer Group. As described below, individual levels varied from the targeted position for each of the elements of total direct compensation based on the Compensation Committee’s overall subjective evaluation of individual performance, senior executive responsibilities relative to benchmark position responsibilities, and individual skill set and experience.

Role of Compensation Committee and Management

The Compensation Committee has primary responsibility for overseeing the design and implementation of our senior executive compensation programs. The Compensation Committee, with input from the other independent directors, evaluates the performance of the CEO. The Compensation Committee then recommends CEO compensation to the independent directors for approval. The CEO and the Compensation Committee together review the performance of our other senior executives, including the NEOs, and the Compensation Committee determines their compensation based on recommendations from the CEO and the Senior Vice President, Human Resources. The CEO, CFO and Senior Vice President, Human Resources also provide information and recommendations to the Compensation Committee regarding Company financial targets under our annual cash incentive plan and our PVRSU awards and the cost of the senior executive compensation program. The other NEOs do not play a role in their own individual compensation determinations, other than discussing individual performance objectives and their performance as compared to their performance objectives with the CEO.

As part of its responsibility for overseeing our compensation programs, the Compensation Committee assists management and the Board in evaluating risks associated with our compensation policies and practices. Compensation risk is discussed in more detail on page 33 below. Our company-wide ERM process is discussed on page 15 above.

Role of Compensation Consultants

The Compensation Committee retained Towers Watson to assist with decisions for 2012 compensation of the NEOs by reviewing market trends and advising the Compensation Committee regarding senior executive compensation. Upon request, representatives from Towers Watson prepared and reviewed Compensation Committee materials, attended Compensation Committee meetings, assisted the Compensation Committee with program design, and generally provided advice and counsel regarding compensation matters. The Compensation Committee also received assistance from Towers Watson in 2012 in assessing the competitiveness of our senior executive compensation programs. In 2012, Towers Watson prepared competitive reviews of the Company’s senior executive and non-employee director compensation programs, presented an overview of senior executive compensation trends and regulatory developments, reviewed management’s recommendations for changes to the Peer Group, and provided competitive compensation data on non-executive chairman compensation levels and practices. Towers Watson provides services only to our Compensation Committee, and none of the Towers Watson consultants have a business or personal relationship with a member of the Compensation Committee.

The Compensation Committee is directly responsible for the appointment, compensation and oversight of Towers Watson. Towers Watson reported directly to the Compensation Committee, although the Compensation Committee instructed Towers Watson to work with management to compile information and gain an understanding of the Company and any Company-related issues for consideration by the Compensation Committee. Towers Watson did not receive professional fees from Neustar in 2012 other than in connection with advising the Compensation Committee on senior executive and director compensation matters, as described above.

Clawbacks

We will seek to recover incentive compensation granted to any senior executive as required by any clawback provision prescribed by law or New York Stock Exchange listing standards. Under our current clawback policy, equity grants to senior executives include provisions under which the Company can clawback shares (or the value thereof) if a senior executive engages in fraud, dishonesty, willful misconduct or any other activity deemed detrimental to the Company (including, where permitted by applicable law, any violation of the non-compete, non-solicit, confidentiality, non-disparagement and other obligations included in grant agreements).

Stock Ownership Guidelines and Management Stock Selling Restrictions

The Compensation Committee adopted stock ownership guidelines for senior executives effective January 1, 2008. The guidelines are designed to increase senior executives’ equity stakes in the Company and to align senior executives’ interests more closely with those of our stockholders. The guidelines provide that, within five years of becoming a senior executive, the senior executive should attain an investment position in our stock as follows:

Position	Required Ownership Level as Multiple of Base Salary
CEO	4X Salary
Senior Vice President	2X Salary

The number of shares needed to achieve the required ownership level is calculated annually based on the senior executive’s salary and an average of the prior year’s quarter-end closing stock prices.

Shares counted toward meeting the ownership guidelines include shares owned outright by the senior executive or his or her spouse, including shares acquired upon the exercise of stock options and shares delivered upon vesting of restricted stock or restricted stock units; performance shares earned by the senior executive; deferred stock units; shares held in trust that are included in the senior executive’s ownership reports filed with the Securities and Exchange Commission (“SEC”); and shares held in the senior executive’s retirement accounts. Unexercised stock options, unvested restricted stock, unvested RSUs or unvested PVRSUs do not count toward meeting the ownership guidelines.

In addition, the guidelines provide that, each senior executive is expected to retain a percentage of the after-tax profit shares received under the Company’s equity compensation program (for example, upon the exercise of options, vesting of restricted stock, or receipt of shares under performance-based awards) until his or her expected ownership level is achieved. For the CEO, this retention ratio is 100%; for all other current senior executives, the retention ratio is 50%. The retention ratios apply only to equity awards granted on or after January 1, 2007.

Each year, our Nominating and Corporate Governance Committee and Board of Directors adopt a policy governing sales of our stock by our senior executives. The Company’s senior executives may engage in sales of our common stock in accordance with these guidelines. These guidelines include, among others, (1) limitations on times when a senior executive may enter into a Rule 10b5-1 trading plan, such as only when a blackout period is not in effect; (2) a requirement that the Company pre-approve a Rule 10b5-1 trading plan before a senior executive may enter into the plan; (3) a requirement that the first trade under a Rule 10b5-1 plan may not occur prior to the expiration of a cooling off period, which may range from 45 to 90 days; (4) restrictions on all sales during certain periods; (5) an admonition regarding the termination of, and the entry into new successive trading plans, as well as a requirement that a new plan may not be adopted until a specified amount of time has occurred since a trading plan was terminated; and (6) limitations on modifications a senior executive may make to Rule 10b5-1 plans, including subjecting such modifications to the same standards applicable to terminate a plan and enter into a new plan.

The Compensation Committee considers the impact of the stock selling restrictions, together with realized and unrealized equity gains, when evaluating retention needs and senior executive compensation generally.

Hedging and Pledging Policies

It is against Company policy for any employee (including any senior executive) to engage in short-term, speculative or hedging transactions in our securities. Employees are prohibited from trading in puts or calls in our securities and from selling our securities short. Employees are also discouraged from including our securities in a margin account or pledging our securities as collateral for a loan. None of our senior executives hedge or pledge our securities. Any violation of our policy that prohibits hedging or pledging may result in disciplinary action, including dismissal for cause.

Advisory Vote on Executive Compensation

Our current policy is to hold an annual advisory vote on senior executive compensation. At our 2012 annual meeting, stockholders expressed strong support for our 2011 senior executive compensation program, with over 97% of votes cast voting in favor of the program. We are grateful for this high level of stockholder support. While our compensation philosophy has not changed, the Compensation Committee changed the structure of our 2012 equity awards as discussed above in recognition of how challenging it is to successfully transform our business to become a global leader in information services and analytics. As a result, we provided our principal stockholders and certain proxy advisory services firms an opportunity to discuss our updated senior executive compensation program.

Compensation of the Named Executive Officers

In determining total compensation for our NEOs for 2012, we evaluated the financial and operational performance of the Company and considered each senior executive’s contributions to that performance. For a discussion of the Company’s 2012 performance, see “Executive Summary — 2012 Business Results and Key Events” above.

Base Salary

The Compensation Committee (and the independent directors, in the case of the CEO) approved 2012 base salaries for the NEOs in December 2011. Base salaries were targeted between the 50th to 75th percentile of our compensation peer group. The increase in base salary for each of the NEOs was approved in recognition of (a) the expanded scope of each of their respective responsibilities under our reorganized management and organizational structures and (b) their exceptional performance in 2011. The following table sets forth the 2012 base salaries for the NEOs:

Name	2012 Salary	% Increase in Salary 2012 vs. 2011
Lisa Hook	$650,000	20%
Paul Lalljie	$435,000	9%
Scott Blake Harris	$430,000	13%
Mark Bregman	$430,000	2%
Steven Edwards	$365,000	6%

Base salaries paid to the NEOs for 2012 are shown in the Summary Compensation Table on page 34.

Annual Cash Incentive Compensation

In early 2012, the Compensation Committee set performance goals and targets under our annual cash incentive plan for 2012. For Ms. Hook, the Compensation Committee based her entire award on the Company’s achievement of goals relating to 2012 total revenue and adjusted EBITDA. For Messrs. Lalljie and Harris and Dr. Bregman, the Compensation Committee based a significant majority of their awards on the Company’s achievement of goals relating to 2012 total revenue and adjusted EBITDA, with the remaining portion of the annual cash incentive award based upon individual achievement. For Mr. Edwards, the Compensation Committee based a substantial portion of his annual cash incentive award on the achievement of Carrier Services group revenue targets, with the remaining portion split evenly between individual and corporate achievement. The Compensation Committee elected to use Company total revenue and adjusted EBITDA as performance measures for 2012 because it believed these measures focused our senior executives on profitable growth that would lead to enhanced stockholder value. For Mr. Edwards, the majority of his annual cash incentive award was based upon Carrier Services group revenue as that is the group for which he is primarily responsible.

As part of the annual executive compensation review, the Compensation Committee reviewed independent market data, current pay levels, company pay philosophy, corporate performance and individual performance. Based on the review the Compensation Committee increased Mr. Lalljie’s target bonus from 70% to 80% of base salary and Dr. Bregman’s bonus from 60% to 70% of base salary. All other senior executive target bonus levels remained unchanged for 2012. The Compensation Committee (and the independent directors, in the case of the CEO) used the following annual cash incentive targets, presented as a percentage of base salary, for senior executive awards in 2012. Actual payouts could vary from 0% to 175% of target, depending on Company, group and individual performance as determined by the Compensation Committee.

Name	2012 Target (% of Salary)	Corporate Portion (%)	Services Group Portion (%)	Individual Portion (%)
Lisa Hook	100%	100%	—	—
Paul Lalljie	80%	80%	—	20%
Scott Blake Harris	70%	80%	—	20%
Mark Bregman	70%	80%	—	20%
Steven Edwards	60%	20%	60%	20%

In March 2012, the Compensation Committee established the revenue and adjusted EBITDA targets for the 2012 annual cash incentive program at $823.4 million and $390.2 million, respectively. In early 2013, the Compensation Committee reviewed the Company’s 2012 financial results and evaluated the extent to which the business objectives for 2012 were met. The Compensation Committee certified that the Company had achieved 2012 total revenue of $831.4 million and 2012 adjusted EBITDA of $401.6 million (a reconciliation of our GAAP results to our non-GAAP results can be found in Annex A to this Proxy Statement). Based on these results, and the weighting of the targets, the Compensation Committee determined that the objectives for the corporate portion of the 2012 annual cash incentive award were achieved at the 117% target payout level.

Adjusted EBITDA for this purpose was defined as 2012 net income as reported in our financial statements, plus depreciation and amortization, other expense (income), provision for income taxes, stock-based compensation expense and incremental expense associated with the annual cash incentive achievement above 100% of our targets.

For Mr. Edwards, the Compensation Committee reviewed the Carrier Services group’s achievement of its financial targets for 2012. These targets reflected our internal, confidential business plan, the disclosure of which we believe would result in competitive harm to us. These targets required a very high level of performance by Mr. Edwards and his group to achieve the target level of funding. Under the leadership of Mr. Edwards, our Carrier Services group delivered strong financial results in 2012 that exceeded these financial targets. As a result, the Compensation Committee determined that the objectives for the Carrier Services portion of the 2012 annual cash incentive award were achieved at 120% of the target payout level.

Individual Performance Reviews

For fiscal 2012, all NEOs participating in the cash incentive compensation plan had individual performance goals under the plan, other than Ms. Hook whose 2012 target cash incentive opportunity was 100% based on corporate performance. At the beginning of 2012, the Compensation Committee, in consultation with Ms. Hook, set individual performance goals for all NEOs participating in the annual cash incentive compensation plan. In February 2013, Ms. Hook evaluated the performance of each other NEO and presented the results of those evaluations to the Compensation Committee. Ms. Hook did not make a recommendation as to her own compensation. In assessing individual performance of each of the NEOs other than Ms. Hook, the Compensation Committee considered the following highlights of specific individual and business performance criteria:

•

The review of Mr. Lalljie noted Mr. Lalljie’s excellence in maintaining and growing strong relations with investors, working with the business units to achieve key strategic objectives, and fully integrating the financial operations of the acquired Targus Information Corporation.

•

The review of Mr. Harris noted Mr. Harris’s excellence in leading an integrated government relations and legal department that, among other things, effectively raised our profile and reputation among governmental regulatory bodies, increased customer awareness, and provided critical advice to the executives and the Board of Directors.

•

The review of Dr. Bregman noted Dr. Bregman’s excellence in designing the next generation technical platform, upgrading our engineering and quality assurance capabilities, and streamlining our off-shore development capabilities.

•

The review of Mr. Edwards noted Mr. Edwards’s excellence in exceeding his sales and operating targets, working towards the renewal of the NPAC contract, and spearheading cross-divisional collaboration and customer sales.

These reviews resulted in the payout level for the individual portion of the annual cash incentive award for each NEO as set forth in the table below. After calculating the annual cash incentive award payout levels for the corporate, Carrier Services group and individual portions of the bonuses for each NEO, the Board and Compensation Committee determined to increase the individual payouts to Ms. Hook (by $200,000) and Mr. Lalljie (by $125,000) in recognition of their outstanding strategic contributions in 2012, including (a) effectively communicating our strategic transformation and financial results to our principal stockholders, the investment community and industry analysts; and (b) managing our strong financial and stock price performance as compared to our peers.

Following its review, the Compensation Committee (and the independent directors, in the case of Ms. Hook) determined the NEOs earned the following amounts under the annual cash incentive compensation plan for 2012:

Name	Target Award	Corporate Portion Payout	Carrier Services Group Payout	Individual Payout	Calculated Award		Calculated Award as % of Target	Bonus	Actual Payout
Lisa Hook	$650,000	117%	—	—	$760,500		117%	$200,000	$960,500
Paul Lalljie	$348,000	117%	—	155%	$433,608		124.6%	$125,000	$558,608
Scott Blake Harris	$301,000	117%	—	117%	$702,170	(1)	117%	—	$702,170
Mark Bregman	$301,000	117%	—	117%	$352,170		117%	—	$352,170
Steve Edwards	$219,000	117%	120%	137%	$268,932		122.8%	—	$268,932

(1)	We agreed, based upon an arms-length negotiation in connection with his initial hire, to provide Mr. Harris with an opportunity to earn a special incentive bonus in addition to his participation in the annual cash incentive program. The special incentive bonus provided Mr. Harris with the opportunity to earn a bonus of $350,000 based on the achievement of the following strategic objectives set by the Compensation Committee: implementation of a privacy protection plan; launch of a successful campaign to increase customer awareness and industry analyst coverage; and leadership of the successful renewal of our .usTLD contract. The Compensation Committee determined that Mr. Harris achieved all of these objectives, and the $350,000 bonus was paid on or about March 14, 2013 and is included in the Summary Compensation Table below under the column “Bonus” on page 34. The annual cash incentive compensation paid to the NEOs for 2012 is shown in the Summary Compensation Table on page 34.

Equity Compensation

In 2012, the Compensation Committee developed and approved a multi-year long-term incentive grant to key senior executives to support our strategic plan to become an information services and analytics company. The awards are designed to motivate and retain senior executives to achieve strategic, financial and operational targets over a five-year period, which align their interests with those of our long-term stockholders. The multi-year awards granted to our NEOs were a combination of PVRSUs and RSUs. For each of the NEOs, 80% of the value of their 2012 equity compensation award value was granted in the form of PVRSUs, and 20% was granted in the form of RSUs that vest over time. This weighting provided a dual focus for our senior executives on both stockholder value creation and long-term operating performance.

The 2012 grants were intended to provide long-term incentive pay at median levels of our Peer Group. Due to the challenge and complexity of the successful execution of our strategic plan and the critical nature of the first three years, we awarded three times the median fair value of an annual grant. Further, the Compensation Committee determined that due to the importance of the first three years of our strategic transition, the PVRSUs will not begin to vest until January 1, 2015.

The NEOs’ 2012 time-based RSUs vest ratably over five years. One-fifth of each NEO’s PVRSU award was allocated to each of five single-year performance periods, the first of which began on January 1, 2012 and ended December 31, 2012 and the last of which begins on January 1, 2016 and ends on December 31, 2016. Each NEO may earn up to 150% of the PVRSUs allocated to each annual performance period subject to the achievement of the respective performance goals for each such performance period. The performance goal for the performance periods that took place from January 1, 2012 through December 31, 2012 and that are taking place from January 1, 2013 through December 31, 2013 are based on: (i) non-NPAC revenue, weighted at 35%; (ii) total revenue, weighted at 15%; and (iii) adjusted net income, weighted at 50%. The Compensation Committee elected to use these measures for goals because they focus our senior executives on profitable growth that is expected to enhance stockholder value. The Compensation Committee will set the performance goals for the future one-year performance periods at the start of the respective single-year performance period. This permits the Compensation Committee, on an annual basis, to make the necessary adjustments to align the performance targets more closely with the strategic goals and the priorities of long-term stockholders as the same evolve over time.

The portion of the PVRSUs, if any, earned with respect to the first three performance periods will vest on January 1, 2015 and the portion of the award, if any, earned with respect to the final two performance periods will vest on January 1, 2016 and January 1, 2017, respectively.

For the purposes of the 2012 PVRSUs, non-NPAC revenue was defined as our consolidated revenue for the applicable period other than NPAC revenue; total revenue was defined as consolidated revenue for the applicable period; and adjusted net income was defined as net income adjusted for stock-based compensation, the amortization of acquired intangibles and costs associated with inorganic acquisitions.

The PVRSUs and time-based RSUs granted to the NEOs in 2012 are shown in the 2012 Grants of Plan-Based Awards table on page 36.

Severance and Change in Control Arrangements

As discussed under “Potential Payments upon Termination or Change in Control” below, we maintain severance and equity award arrangements that provide benefits to key management employees, including our NEOs, if specified termination or change-in-control events occur.

We have defined the events that would trigger payments in a manner that we believe is reasonable and consistent with current market practices. For example, the definition of “good reason” in our severance and change-in-control arrangements is intended to be limited to true circumstances of constructive discharge and includes notice and opportunity-to-cure provisions, so that severance rights are not triggered inadvertently. In addition, the rights to receive payments because of change-in-control are subject to a “double trigger” — meaning that change-in-control benefits are payable only if both a change in control and an affirmative action by us or our successor to terminate (or constructively terminate) a senior executive’s employment occurs, unless the acquirer in such a transaction does not assume and continue unvested awards following the transaction (in which case awards may vest in full prior to the time of the transaction). Our change-in-control arrangements also do not provide for excise tax gross-ups. Finally, any payments under our severance plan are conditioned on the senior executive’s execution of a release of claims and agreement to abide by specific non-compete, non-solicit, confidentiality and other obligations set forth in the plan (where permitted by applicable law).

We periodically review the design of our senior executive severance and change-in-control arrangements. As the regulatory framework, market practices and our needs evolve, we will consider whether changes to our policies are appropriate.

Other Compensation

Other benefits provided to the NEOs for 2012 include company contributions to 401(k) plan accounts, which are available to all of our employees, and travel and temporary living expenses for Mr. Edwards, who commutes to our headquarters from his home in another state. These benefits constituted only a small portion of each senior executive’s total compensation for 2012.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit of $1 million on the amount that a public company may deduct for compensation paid to the company’s CEO and to each of the company’s other covered officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if performance meets pre-established, objective goals based on criteria approved by stockholders). For 2012, the grants of RSUs and PVRSUs to our NEOs were designed to satisfy the requirements for deductible compensation under Section 162(m). In addition, the payments described under “Compensation of the Named Executive Officers — Annual Cash Incentive Compensation” above were subject to a threshold performance measure designed with the intent to satisfy the requirements for deductible compensation under Section 162(m). However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion & Analysis set forth above and has discussed that Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s 2013 proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for 2012. This report is provided by the following independent directors, who compose the Compensation Committee:

Joel P. Friedman (Chair)

Gareth Chang

Mark N. Greene

Ross K. Ireland

The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

COMPENSATION RISK

Our compensation programs are designed to balance risk and reward in relation to the Company’s overall business strategy. Management assessed, and the Compensation Committee reviewed, the our senior executive and broad-based compensation and benefits programs. Based on this assessment, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Among the program attributes that discourage inappropriate risk-taking are:

•	the balance between annual and long-term compensation, including the fact that a significant portion of compensation is delivered in the form of equity incentives that vest over several years;

•	the use of multiple financial metrics for performance-based awards and the use of individual goals under our annual cash incentive program;

•	strong governance policies applicable to our sales force and commissions process;

•	the Compensation Committee’s ability to modify annual cash incentives to reflect the quality of earnings, individual performance, and other factors that it believes should influence compensation;

•	the use of long-term vesting periods in our equity program;

•	the use of graded payout curves and capped incentive awards;

•	our compensation recovery (clawback) provisions, which serve as a deterrent to activities that could harm us;

•	our policy against short-term or speculative transactions in our securities; and

•	our stock ownership guidelines, which encourage a longer-term perspective and align the interests of senior executives with other stockholders.

EXECUTIVE COMPENSATION TABLES AND DISCUSSION

Summary Compensation Table

The following table sets forth all compensation paid by us, for the period shown, to our principal executive officer, our principal financial officer, and our next three most highly compensated executive officers. We refer to these individuals as the “named executive officers” elsewhere in this proxy statement. The amounts reported in the Salary column represent base salaries paid to each of the named executive officers for the listed fiscal year. The amounts shown in the Stock Awards and Option Awards columns reflect the grant date fair value of equity awards for 2012 and prior years, not the actual amounts paid to or that may be realized by the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)		Stock Awards(2) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)		All Other Compensation(4) ($)	Total ($)
Lisa Hook President and Chief Executive Officer	2012	645,852	200,000		5,599,868	(5)	—	760,500		20,085	7,226,305
	2011	540,054	150,000		1,101,695		1,419,040	707,400		18,677	3,936,866
	2010	470,041	—		638,960		665,775	550,000		13,150	2,337,926

Paul Lalljie SVP and Chief Financial Officer	2012	433,727	125,000		2,799,934	(6)	—	433,608		17,000	3,809,269
	2011	399,086	100,000		460,230		483,720	403,480		15,171	1,861,687
	2010	367,192	75,000		456,628		477,018	284,445		13,150	1,673,433

Scott Blake Harris General Counsel and SVP	2012	428,132	—		1,194,925	(7)	—	702,170	(8)	15,000	2,340,227
	2011	292,361	350,000	(9)	1,078,800		886,000	304,903		14,115	2,926,179

Mark Bregman	2012	429,665	—		1,586,083	(10)	—	352,170		15,000	2,382,918
SVP and Chief Technology Officer	2011	159,972	125,000	(11)	225,500		727,000	137,550		10,105	1,385,127

Steven Edwards SVP Carrier Services	2012	364,304	—		1,075,054	(12)	—	268,932		52,172	1,760,462
	2011	343,317	—		290,950		306,240	297,252		52,349	1,290,108
	2010	300,000	50,000		272,927		285,839	174,456		60,158	1,143,380

(1)	Reported amounts (a) include amounts earned with respect to performance in the year shown but paid in the following year, and (b) exclude amounts earned with respect to performance in the previous year but paid in the year shown.

(2)	This column represents the aggregate grant date fair value of restricted stock, restricted stock units and performance-vested restricted stock units granted to the named executive officers in the year shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, Topic Compensation — Stock Compensation. For information about the assumptions and underlying calculations upon which we base grant date fair value, see Note 14 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. These amounts may not correspond to the actual value that will be recognized by the NEOs.

(3)	This column represents the aggregate grant date fair value of stock options granted to the named executive officers in the year shown, computed in accordance with FASB ASC Topic Compensation — Stock Compensation. For information about the assumptions and underlying calculations upon which we base grant date fair value, see Note 14 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. These amounts may not correspond to the actual value that will be recognized by the NEOs.

(4)	See the All Other Compensation table below.

(5)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Ms. Hook’s PVRSUs was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Ms. Hook in 2012 would have been $6,844,284

(6)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Lalljie’s PVRSUs was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Lalljie in 2012 would have been $3,422,142.

(7)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Harris’s PVRSUs was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Harris in 2012 would have been $1,460,463.

(8)	This includes a $350,000 bonus to Mr. Harris, which was set forth in his offer letter and earned upon his achievement of his second year objectives and his continued employment through March 2013.

(9)	The bonuses paid to Mr. Harris consist of a (a) $250,000 sign-on bonus and (b) $100,000 bonus paid upon his achievement of this first year objectives and his continued employment through March 2012.

(10)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Dr. Bregman’s PVRSUs was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Dr. Bregman in 2012 would have been $1,938,545.

(11)	The bonus paid to Dr. Bregman consists of a sign-on bonus.

(12)	Consistent with FASB ASC Topic Compensation — Stock Compensation, the grant date fair value of Mr. Edwards’ PVRSUs was computed based on target performance. If maximum performance had been used, the grant date fair value of the units awarded to Mr. Edwards in 2012 would have been $1,313,954.

All Other Compensation

The following table describes the components of All Other Compensation in the Summary Compensation Table for each NEO for 2012.

Name	Company Contributions to Individual’s 401(k) Account ($)	Other Benefits(1) ($)		Total ($)
Lisa Hook	20,085	—		20,085
Paul Lalljie	17,000	—		17,000
Scott Blake Harris	15,000	—		15,000
Mark Bregman	15,000	—		15,000
Steven Edwards	2,902	49,270	(2)	52,172

(1)	This column includes the total value of other benefits (including perquisites and personal benefits) paid to each named executive officer. To the extent that the total value of perquisites and other personal benefits was less than $10,000, the value of such benefits has been omitted in accordance with SEC rules.

(2)	Other benefits for Mr. Edwards are composed of temporary living expenses ($28,380) and travel ($20,890) relating to Mr. Edwards’ commute to our corporate headquarters. We did not reimburse Mr. Edwards for taxes associated with these benefits.

2012 Grants of Plan-Based Awards

The following table provides information regarding each plan-based award granted to a named executive officer in 2012. All non-equity incentive plan awards were granted pursuant to the Neustar, Inc. Performance Achievement Reward Plan. All equity awards were granted pursuant to the Neustar, Inc. 2009 Stock Incentive Plan.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3) (#)	All Other Option Awards (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Lisa Hook	—	—	650,000	1,072,500	—	—	—	—	—	—	—
	2/29/12	—	—	—	35,504	71,008	106,512	—	—	—	2,488,830
	2/29/12	—	—	—	—	—	—	88,760	—	—	3,111,038
Paul Lalljie	—	—	348,000	574,200	—	—	—	—	—	—	—
	2/29/12	—	—	—	17,752	35,504	53,256	—	—	—	1,244,415
	2/29/12	—	—	—	—	—	—	44,380	—	—	1,555,519
Scott Blake Harris	—	—	301,000	496,650	—	—	—	—	—	—	—
	2/29/12	—	—	—	7,576	15,152	22,728	—	—	—	531,078
	2/29/12	—	—	—	—	—	—	18,940	—	—	663,847
Mark Bregman	—	—	301,000	496,650	—	—	—	—	—	—	—
	2/29/12	—	—	—	10,056	20,112	30,168	—	—	—	704,926
	2/29/12	—	—	—	—	—	—	25,140	—	—	881,157
Steven Edwards	—	—	219,000	361,350	—	—	—	—	—	—	—
	2/29/12	—	—	—	6,816	13,632	20,448	—	—	—	477,802
	2/29/12	—	—	—	—	—	—	17,040	—	—	597,252

(1)	These columns show the amounts that each named executive officer could have received under the Performance Achievement Reward Plan for 2012 if various levels of performance had been achieved. Amounts are based on executive salaries as of December 31, 2012. Each senior executive’s actual payout for 2012 is set forth in the Summary Compensation Table above.

(2)	These columns show the number of shares that each NEO could receive under PVRSUs granted in 2012 if various levels of performance are achieved. The vesting of the PVRSUs is described under “Notes to Summary Compensation Table and 2012 Grants of Plan-Based Awards Table” below.

(3)	This column shows the number of restricted stock units that each NEO was granted in 2012. Twenty percent of the RSUs vest on each of January 1, 2013, 2014, 2015, 2016 and 2017.

Notes to Summary Compensation Table and 2012 Grants of Plan-Based Awards Table

As discussed under “Compensation Discussion & Analysis” above, the Compensation Committee considers numerous factors, including individual and Company performance, position and level of responsibility, market data, and the recommendations of our CEO, in determining each executive’s salary, performance-based cash award, equity awards and other compensation.

In 2012, the base salaries of the NEOs constituted approximately one-tenth to one-fifth of their total compensation, with the remaining compensation composed principally of performance-based cash and equity awards. The performance-based cash awards in the Summary Compensation Table were approved by our Compensation Committee (and in the case of Ms. Hook, by the independent directors) in February 2013 pursuant to the Neustar, Inc. Performance Achievement Reward Plan. The Compensation Committee established the performance goals applicable to these awards in early 2012. Our Performance Achievement Reward Plan goals and payments are discussed in more detail under “Compensation Discussion & Analysis — Compensation Objectives and Guiding Principles” and “Compensation Discussion & Analysis — Annual Cash Incentive Compensation” above.

The RSU and PVRSU awards in the 2012 Grants of Plan-Based Awards table were granted by the Compensation Committee (and in the case of Ms. Hook, by the independent directors) under the Neustar, Inc. 2009 Stock Incentive Plan. Additional details regarding equity grants made in 2012 are set forth below.

Performance-vested restricted stock units.    The grants of PVRSUs are subject to five one-year performance periods, the first of which began on January 1, 2012 and ended December 31, 2012 and the last of which begins on January 1, 2016 and ends on December 31, 2016. Each senior executive is eligible to earn up to 150% of 1/5th of the target award with respect to each annual performance period subject to the achievement of the respective performance goals for each one-year performance period. The performance goal for the performance period taking place from January 1, 2012 through December 31, 2012 was based on: (i) non-NPAC revenue, weighted at 35%; (ii) total revenue, weighted at 15%; and (iii) adjusted net income, weighted at 50%. The performance goals for the future one-year performance periods will consist of financial measures, weights and payouts to be established no later than 90 days after the beginning of each such period.

Holders of PVRSUs may receive dividend equivalents, subject to the same restrictions and risk of forfeiture as the underlying PVRSUs. We did not pay any dividend equivalents in 2012.

Restricted stock units.    Twenty percent of the shares vested on January 1, 2013 and the remaining 80% will vest in equal annual installments on each anniversary thereafter until fully vested on January 1, 2017.

Holders of RSUs may receive dividends, subject (in the case of stock dividends) to the same restrictions as the underlying restricted shares. We did not pay any dividends in 2012.

Outstanding Equity Awards at December 31, 2012

The following table provides information regarding unexercised options, unvested stock and equity incentive plan awards outstanding as of December 31, 2012 for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lisa Hook	185,000	—		26.38	2/22/15	—		—	—		—
	86,064	3,736	(1)	15.39	2/23/16	—		—	—		—
	58,377	24,123	(2)	22.82	2/23/17	—		—	—		—
	—	—		—	—	7,000	(3)	293,510	—		—
	—	—		—	—	16,184	(4)	678,595	—		—
	54,336	64,288	(5)	26.45	2/22/18	—		—	—		—
	24,085	20,399	(6)	26.45	2/22/18	—		—	—		—
	—	—		—	—	13,884	(7)	582,156	—		—
	—	—		—	—	2,314	(8)	97,026	—		—
	—	—		—	—	24,806	(9)	1,040,116	—		—
	—	—		—	—	88,760	(10)	3,721,707	—		—
	—	—		—	—	91,955	(11)	3,855,673	—		—
	—	—		—	—	—		—	426,048	(12)	17,864,193

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Lalljie	2,624	—		6.25	6/22/14	—		—	—		—
	3,281	—		22.00	6/28/15	—		—	—		—
	12,500	—		27.85	8/1/15	—		—	—		—
	4,400	—		32.59	3/1/14	—		—	—		—
	10,000	—		26.38	2/22/15	—		—	—		—
	13,110	1,890	(13)	22.44	12/9/16	—		—	—		—
	41,838	17,272	(14)	22.82	2/23/17	—		—	—		—
	—	—		—	—	5,001	(15)	209,692	—		—
	—	—		—	—	11,565	(16)	484,920	—		—
	25,470	30,130	(17)	26.45	2/22/18	—		—	—		—
	—	—		—	—	6,525	(18)	273,593	—		—
	—	—		—	—	11,658	(19)	488,820	—		—
	—	—		—	—	44,380	(20)	1,860,853	—		—
	—	—		—	—	45,977	(21)	1,927,816	—		—
	—	—		—	—	—		—	213,024	(22)	8,932,096
Scott Blake Harris	43,720	56,280	(23)	26.97	5/2/18	—		—	—		—
	—	—		—	—	20,000	(24)	838,600	—		—
	—	—		—	—	7,500	(25)	314,475	—		—
	—	—		—	—	18,940	(26)	794,154	—		—
	—	—		—	—	19,621	(27)	822,709	—		—
	—	—		—	—	—		—	90,912	(28)	3,811,940
Mark Bregman	33,320	66,680	(29)	22.55	8/8/18	—		—	—		—
	—	—		—	—	7,500	(30)	314,475	—		—
	—	—		—	—	25,140	(31)	1,054,120	—		—
	—	—		—	—	26,045	(32)	1,092,067	—		—
	—	—		—	—	—		—	120,672	(33)	5,059,777
Steven Edwards	6,240	—		21.06	9/11/18	—		—	—		—
	7,650	1,515	(34)	15.39	2/23/16	—		—	—		—
	7,370	10,351	(35)	22.82	2/23/17	—		—	—		—
	—	—		—	—	2,990	(36)	125,371	—		—
	—	—		—	—	6,912	(37)	289,820	—		—
	7,330	19,070	(38)	26.45	2/22/18	—		—	—		—
	—	—		—	—	4,125	(39)	172,961	—		—
	—	—		—	—	7,370	(40)	309,024	—		—
	—	—		—	—	17,040	(41)	714,487	—		—
	—	—		—	—	17,653	(42)	740,190	—		—
	—	—		—	—	—		—	81,792	(43)	3,429,539

(1)	Options with respect to 1,871 and 1,865 shares vested on January 31, 2013 and February 28, 2013.

(2)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(3)	3,500 restricted shares vested on February 23, 2013. The remaining shares will vest on February 23, 2014.

(4)	Performance-vested restricted stock units vested on January 1, 2013 at 115.6% of target based on achievement of Company cumulative adjusted revenue and adjusted EBITDA goals.

(5)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through February 28, 2015.

(6)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through October 31, 2014.

(7)	4,628 restricted shares vested on February 22, 2013. The remaining shares will vest in annual installments on February 22, 2014 and 2015.

(8)	The remaining restricted shares will vest in annual installments on October 15, 2013 and 2014.

(9)	Performance-vested restricted stock units will vest on January 1, 2014 at 134.0% of target based on achievement of Company adjusted revenue and adjusted EBITDA goals.

(10)	17,752 restricted shares vested on January 1, 2013. The remaining shares will vest in annual installments through January 1, 2017.

(11)	Performance-vested restricted stock units will vest on January 1, 2015 at 129.5% of target based on achievement of Company total revenue, non-NPAC revenue and adjusted net income goals.

(12)	71,008, 35,504 and 35,504 performance-vested restricted stock units will vest on January 1, 2015, 2016, and 2017, respectively, based on, and subject to, the achievement of Company total revenue, non-NPAC revenue and adjusted net income goals, and continued employment through each vesting date. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Ms. Hook now at 150%.

(13)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through June 30, 2013.

(14)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(15)	2,502 restricted shares vested on February 23, 2013. The remaining shares will vest on February 23, 2014.

(16)	Performance-vested restricted stock units vested on January 1, 2013 at 115.6% of target based on achievement of Company cumulative adjusted revenue and adjusted EBITDA goals.

(17)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through February 28, 2015.

(18)	2,175 restricted shares vested on February 22, 2013. The remaining shares will vest in annual installments on February 22, 2014 and 2015.

(19)	Performance-vested restricted stock units will vest on January 1, 2014 at 134.0% of target based on achievement of Company adjusted revenue and adjusted EBITDA goals.

(20)	8,876 restricted shares vested on January 1, 2013. The remaining shares will vest in annual installments through January 1, 2017.

(21)	Performance-vested restricted stock units will vest on January 1, 2015 at 129.5% of target based on achievement of Company total revenue, non-NPAC revenue and adjusted net income goals.

(22)	35,504, 17,752 and 17,752 performance-vested restricted stock units will vest on January 1, 2015, 2016, and 2017, respectively, based on, and subject to, the achievement of Company total revenue, non-NPAC revenue and adjusted net income goals. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Mr. Lalljie now at 150%.

(23)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through March 31, 2015.

(24)	20,000 restricted shares will vest on March 14, 2014.

(25)	2,500 restricted shares vested on March 14, 2013. The remaining shares will vest in annual installments on March 14, 2014 and 2015.

(26)	3,788 restricted shares vested on January 1, 2013. The remaining shares will vest in annual installments through January 1, 2017.

(27)	Performance-vested restricted stock units will vest on January 1, 2015 at 129.5% of target based on achievement of Company total revenue, non-NPAC revenue and adjusted net income goals.

(28)	15,152, 7,576 and 7,576 performance-vested restricted stock units will vest on January 1, 2015, 2016, and 2017, respectively, based on, and subject to, the achievement of Company total revenue, non-NPAC revenue and adjusted net income goals. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Mr. Harris now at 150%.

(29)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through August 31, 2015.

(30)	The remaining restricted shares will vest in annual installments on August 2, 2013, 2014 and 2015.

(31)	5,028 restricted shares vested on January 1, 2013. The remaining shares will vest in annual installments through January 1, 2017.

(32)	Performance-vested restricted stock units will vest on January 1, 2015 at 129.5% of target based on achievement of Company total revenue, non-NPAC revenue and adjusted net income goals.

(33)	20,112, 10,056 and 10,056 performance-vested restricted stock units will vest on January 1, 2015, 2016, and 2017, respectively, based on, and subject to, the achievement of Company total revenue, non-NPAC revenue and adjusted net income goals, and continued employment through each vesting date. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Dr. Bregman now at 150%.

(34)	The remaining unvested options vested in monthly installments on the last day of each calendar month through February 28, 2013.

(35)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through February 28, 2014.

(36)	1,495 restricted shares vested on February 23, 2013. The remaining shares will vest on February 23, 2014.

(37)	Performance-vested restricted stock units vested on January 1, 2013 at 115.6% of target based on achievement of Company cumulative revenue and adjusted EBITDA goals.

(38)	The remaining unvested options will vest in monthly installments on the last day of each calendar month through February 28, 2015.

(39)	1,375 restricted shares vested on February 22, 2013. The remaining shares will vest in annual installments on February 22, 2014 and 2015.

(40)	PVRSUs will vest on January 1, 2014 at 134.0% of target based on achievement of Company revenue and adjusted EBITDA goals.

(41)	3,408 restricted shares vested on January 1, 2013. The remaining shares will vest in annual installments through January 1, 2017.

(42)	PVRSUs will vest on January 1, 2015 at 129.5% of target based on achievement of Company total revenue, non-NPAC revenue and adjusted net income goals.

(43)	13,632, 6,816 and 6,816 PVRSUs will vest on January 1, 2015, 2016, and 2017, respectively, based on, and subject to, the achievement of Company total revenue, non-NPAC revenue and adjusted net income goals, and continued employment through each vesting date. The number of units reported is based on threshold (minimum) performance, as required by SEC rules, and does not necessarily reflect the actual payout to be received by Mr. Edwards now at 150%.

2012 Option Exercises and Stock Vested

The following table provides information regarding option exercises and stock vested during the last fiscal year for each named executive officer.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lisa Hook	—	—	70,065	2,416,347
Paul Lalljie	4,500	56,430	33,987	1,166,641
Scott Blake Harris	—	—	12,500	484,625
Mark Bregman	—	—	2,500	85,825
Steven Edwards	97,794	1,411,530	26,964	930,379

2012 Nonqualified Deferred Compensation

The Neustar, Inc. Deferred Compensation Plan, which was adopted in 2008, permits employees at the vice president level and above, including the NEOs, to defer certain elements of compensation in order to delay taxation on such amounts. One of our NEOs participated in this plan in 2012. The Deferred Compensation Plan permits deferral of up to 75% of base salary and up to 90% of annual cash incentive awards and bonuses. We may elect to provide matching contributions to the extent that deferrals under the plan have the effect of reducing a participant’s 401(k) compensation (and thus the matching contribution offered to all employees under our 401(k) plan), although we have not done so to date.

Amounts deferred or matched under the plan are credited with investment earnings based on the performance of investment options selected by the participants. Available investment options represent a range of asset classes, including cash, bond, value, index and growth funds. Participants may change their investment elections at any time. In general, deferrals and earnings are distributed to participants either at a specific date prior to retirement or termination of employment or at retirement or termination, as designated by the participant. Participants also may designate the form (lump sum or installments) of their distributions.

Name	Executive contributions in last FY(1) ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY(2) ($)	Aggregate withdrawals/ distributions($)	Aggregate balance at last FYE ($)
Mark Bregman	21,481	—	880	—	22,361

(1)	Amounts included in the Summary Compensation table in the “Salary” column for 2012.

(2)	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

(3)	$21,481 of the aggregate balance at 2012 fiscal year end was reported as “Salary” in the Summary Compensation table for 2012.

Potential Payments upon Termination or Change in Control

2010 Key Employee Severance Pay Plan

The Neustar, Inc. 2010 Key Employee Severance Pay Plan provides severance benefits for key management employees, including the NEOs, if they are involuntarily terminated from employment without cause, if they terminate their employment for good reason, or if there is a closure, discontinuance of operations, sale of assets or other corporate event, provided they are not offered comparable employment with our successor or an affiliate.

Under the plan, “cause” generally means the employee’s insubordination, dishonesty, fraud, moral turpitude, willful misconduct, or willful failure or refusal to attempt to perform his or her duties or responsibilities. “Good reason” generally means any of the following events occurring solely within two years after a change in control or other qualifying corporate transaction and the Company’s or a successor company’s failure to cure such event within 30 days of receiving notice from the employee: (i) a material reduction in base salary, except pursuant to a policy generally applicable to senior management resulting in a reduction of 10% or less; (ii) the successor company’s material failure to provide employee benefits that are substantially comparable to those provided prior to the change in control; (iii) the successor company requiring the employee to be based at an office location that is more than 50 miles further from the employee’s office location prior to the change in control; or (iv) a material breach by the successor company of its obligations under the plan. Qualifying “corporate transactions” include a merger or consolidation where the Company’s stockholders prior to the transaction do not own a majority of the shares of the surviving company in approximately the same proportion as before the transaction, the replacement of a majority of our Board of Directors, the sale of all or substantially all of our assets, the liquidation or dissolution of the Company, or the acquisition of a majority of our outstanding stock.

If triggered, the plan entitles the NEOs to benefits equal to one year’s salary (18 months’ salary for the CEO); a pro-rata annual cash incentive award, based on actual results, for the year of termination; and reimbursement of the premium for continuation coverage under our medical plan. In the event of a termination within two years following a change in control or other qualifying corporate transaction, the senior executives will also be entitled to an amount equal to the average annual cash incentive award received (or to be received) with respect to the three full calendar years preceding termination (or for the CEO, 150% of this amount). A senior executive who has served in his or her current position for fewer than three full calendar years will be entitled to an amount based on annual cash incentive awards received for those years in that position (or, if the senior executive has served in the position for less than one year, an amount based on target annual cash incentive award).

All severance plan benefits are contingent on the employee signing a release of all claims and acknowledging his or her obligations under the plan, including (where permitted by applicable law) obligations not to disclose our confidential information or to compete with or disparage Neustar or interfere with our business during the 18-month period following termination. The Compensation Committee may, in its sole discretion, cause us to pay severance benefits at the same rate for an additional period as consideration for an extension of the employee’s obligations under the plan. An employee will not be eligible for benefits under the plan if he or she violates these obligations.

The severance benefits provided for by the plan are paid in installments without interest over a one-year period (or an 18-month period for the CEO) through our normal payroll processes. An employee is not eligible for a severance benefit under the plan if the employee is entitled, pursuant to any agreement providing cash benefits, to cash severance in an amount in excess of the severance benefit upon termination of employment. In addition, the benefit to be provided under the plan shall be reduced dollar-for-dollar (but not below zero) by the benefits required to be paid under federal, state or local law or under any other plan, program or arrangement. The Board may amend or terminate the plan at any time after 90 days’ notice to the covered employees, provided that an amendment or termination may not adversely affect the severance benefits to which any employee is entitled if such employee’s termination occurred prior to the date of the amendment or termination. Moreover, no amendment or termination that reduces the rights of a covered employee will be effective for one year following a change in control or other qualifying corporate transaction.

Equity Award Agreements

Under our long-term incentive compensation plans and the NEOs’ option agreements, if we experience a change in control or other qualifying corporate transaction, all of the options will vest in full, unless the options are assumed or continued by the surviving company, or unless the surviving company substitutes the options with substantially equivalent options. If the surviving company assumes or replaces the options, the options will vest and become exercisable if the senior executive’s employment is terminated within two years of the corporate transaction, unless the senior executive’s employment is terminated by the surviving company for cause or by the senior executive without good reason.

Under the NEOs’ restricted stock agreements, if we experience a change in control or other qualifying corporate transaction and a portion of the restricted stock remains unvested following the corporate transaction, the restricted stock will vest in full if the officer’s employment is terminated within two years of the corporate transaction, unless the senior executive’s employment is terminated by the surviving company for cause or by the senior executive without good reason.

Under the NEOs’ RSU agreements, if the NEO’s employment is terminated, other than by the Company for cause or by NEO without good reason, any unvested RSUs that would have vested during the 12 months after such separation from the Company shall immediately vest, and the remainder of any unvested RSUs shall immediately be forfeited. In addition, the RSUs will vest in full if the NEO’s employment is terminated within two years of the corporate transaction, unless the NEO’s employment is terminated by the surviving company for cause or by the NEO without good reason. The RSUs shall immediately vest in full in the event that the surviving company does not assume the RSUs.

For PVRSUs granted prior to 2012, under the NEO’s PVRSU agreements, if a NEO becomes disabled or dies prior to the vesting date, the NEO or his representative will receive a pro-rata payment as if the target level of performance set forth in the agreement had been attained (or, for 2009 Stock Incentive Plan awards where the performance period has ended prior to the qualifying event, a pro-rata payment based on actual performance). Additionally, if we experience a change in control or other qualifying corporate transaction, the PVRSUs will be converted without proration into shares of restricted stock that vest on the original vesting date, subject to the NEO’s continued service. The number of shares of restricted stock into which the PVRSUs convert will be determined as set forth in the agreement. The restricted stock will vest in full if the NEO’s employment is terminated within two years of the corporate transaction, unless the NEO’s employment is terminated by the surviving company for cause or by the NEO without good reason.

For PVRSUs granted in 2012, under the NEOs’ PVRSU agreements, if the NEO’s employment is terminated, other than by the Company for cause or by the NEO without good reason, any PVRSUs that have been earned but not yet vested that would have vested during the 12 months after such separation from the Company shall immediately vest, and the remainder of any unvested PVRSUs shall immediately be forfeited. In the event the NEO dies or becomes disabled prior to any vesting, the NEO or the NEO’s legal representative will receive a pro-rata payment as if the target level of performance set forth in the agreement had been attained or where the performance period has ended prior to the qualifying event, a pro-rata payment based on actual performance. Additionally, if we experience a change in control or other qualifying corporate transaction, the PVRSUs will be converted without proration into shares of restricted stock that vest on the original vesting date, subject to the senior executive’s continued service. The number of shares of restricted stock into which the PVRSUs convert will be determined as set forth in the agreement. The restricted stock will vest in full if the senior executive’s employment is terminated within two years of the corporate transaction, unless the senior executive’s employment is terminated by the surviving company for cause or by the senior executive without good reason. The restricted stock shall immediately vest in full in the event that the surviving company does not assume the restricted stock.

Our 2009 Stock Incentive Plan generally defines “cause” as an employee’s insubordination, dishonesty, fraud, moral turpitude, willful misconduct, or willful failure or refusal to attempt to perform his or her duties or responsibilities for any reason other than illness or incapacity. Under the 2005 Stock Incentive Plan, “cause” generally means an employee’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to attempt to perform his or her duties or responsibilities, or materially unsatisfactory performance of his or her duties.

For purposes of our equity awards, “good reason” generally means any of the following events and the Company’s or a successor company’s failure to cure such event within 30 days of receiving notice from the employee: (i) a reduction in base salary, except pursuant to a policy generally applicable to senior management resulting in a reduction of 10% or less; (ii) the successor company’s failure to provide employee benefits that are substantially comparable to those provided prior to the change in control; (iii) the successor company requiring the employee to be based at an office location that is more than 50 miles further from the employee’s existing office location; or (iv) a material breach by the successor company of its obligations under the plans. Qualifying corporate transactions include a merger or consolidation where the Company’s stockholders prior to the transaction do not own a majority of the shares of the surviving company in approximately the same proportion as before the transaction, the replacement of a majority of our Board of Directors, the sale of all or substantially all of our assets, the liquidation or dissolution of the Company, or the acquisition of a majority of our outstanding stock.

Under the NEOs’ agreements relating to option, restricted stock and PVRSUs granted in 2012, benefits are contingent upon the senior executive’s compliance with certain prohibitions on disclosure of confidential information and disparagement of us. In addition, where permitted by applicable law, the senior executive must agree not to compete with us or to engage in solicitation during the 18-month period following termination of employment.

Potential Payments as of December 31, 2012

The following tables show the value of the potential payments and benefits our named executive officers would receive in various scenarios involving a termination of their employment or a change in control or other qualifying corporate transaction, assuming a December 31, 2012 triggering date and, where applicable, using a price per share for our common stock of $41.93 (the closing market price as reported on the New York Stock Exchange for December 31, 2012).

Lisa Hook

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)		Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Retirement ($)	Double- Trigger Change in Control Event ($)		Death ($)		Disability ($)
Severance Payments	—	—	(1)	1,966,928	(2)	—	—	3,150,878	(3)	—		—
Stock Options	—	—		—		—	—	1,871,099	(4)	—		—
Restricted Stock	—	—		744,341		—	—	4,694,399	(5)	744,341		744,341
Performance-Vested Restricted Stock Units	—	—		—		—	—	17,483,846	(6)	5,227,679	(7)	5,227,679	(7)

Total	—	—		2,711,269		—	—	27,200,222		5,972,020		5,972,020

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $31,428 for reimbursement of the premium for 18 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Ms. Hook were not offered comparable employment with our successor or if she experienced a qualifying termination following the change in control. Includes $31,428 for reimbursement of the premium for 18 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2012 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Ms. Hook experienced a qualifying termination following the change in control.

(5)	Reflects the fair market value as of December 31, 2012 of all restricted stock, the vesting of which would accelerate if Ms. Hook experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2012 of all performance-vested restricted stock units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance-vested restricted stock units granted in 2010, 2011 and 2012 and on target performance for performance-vested restricted stock units awarded in 2012and have performance goals for the years ended 2012. The vesting of the restricted stock would accelerate if Ms. Hook experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on actual performance for performance-vested restricted stock units granted in 2010, 2011 and 2012.

Paul Lalljie

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)		Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Retirement ($)	Double- Trigger Change in Control Event ($)		Death ($)		Disability ($)
Severance Payments	—	—	(1)	1,014,560	(2)	—	—	1,488,404	(3)	—		—
Stock Options	—	—		—		—	—	833,316	(4)	—		—
Restricted Stock	—	—		372,171		—	—	2,344,139	(5)	372,171		372,171
Performance-Vested Restricted Stock Units	—	—		—		—	—	8,856,287	(6)	2,738,616	(7)	2,738,616	(7)

Total	—	—		1,386,731		—	—	13,522,146		3,110,787		3,110,787

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $20,952 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Mr. Lalljie were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $20,952 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2012 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Mr. Lalljie experienced a qualifying termination following the change in control.

(5)	Reflects the fair market value as of December 31, 2012 of restricted stock, the vesting of which would accelerate if Mr. Lalljie experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2012 of all performance-vested restricted stock units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance-vested restricted stock units granted in 2010, 2011 and 2012 and on target performance for performance-vested restricted stock units awarded in 2012 and have performance goals for the years ended 2012. The vesting of the restricted stock would accelerate if Mr. Lalljie experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on actual performance for performance-vested restricted stock units granted in 2010, 2011 and 2012.

Scott Blake Harris

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)		Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Retirement ($)	Double- Trigger Change in Control Event ($)		Death ($)		Disability ($)
Severance Payments	—	—	(1)	803,122	(2)	—	—	1,162,149	(3)	—		—
Stock Options	—	—		—		—	—	841,949	(4)	—		—
Restricted Stock	—	—		158,831		—	—	1,947,229	(5)	158,831		158,831
Performance-Vested Restricted Stock Units	—	—		—		—	—	3,364,002	(6)	822,709	(7)	822,709	(7)

Total	—	—		961,953		—	—	7,315,329		981,540		981,540

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $20,952 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Mr. Harris were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $20,952 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2012 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Mr. Harris experienced a qualifying termination following the change in control.

(5)	Reflects the fair market value as of December 31, 2012 of restricted stock, the vesting of which would accelerate if Mr. Harris experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2012 of all performance-vested restricted stock units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance-vested restricted stock units granted in 2012 and on target performance for performance-vested restricted stock units awarded in 2012 and have performance goals for the year ended 2012. The vesting of the restricted stock would accelerate if Mr. Harris experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on actual performance for performance-vested restricted stock units granted in 2012.

Mark Bregman

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)		Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Retirement ($)	Double- Trigger Change in Control Event ($)		Death ($)		Disability ($)
Severance Payments	—	—	(1)	800,950	(2)	—	—	1,142,095	(3)	—		—
Stock Options	—	—		—		—	—	1,292,258	(4)	—		—
Restricted Stock	—	—		210,824		—	—	1,368,595	(5)	210,824		210,824
Performance-Vested Restricted Stock Units	—	—		—		—	—	4,465,251	(6)	1,092,067	(7)	1,092,067

Total	—	—		1,011,774		—	—	8,268,199		1,302,891		1,302,891

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $18,780 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Dr. Bregman were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $18,780 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2012 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Dr. Bregman experienced a qualifying termination following the change in control.

(5)	Reflects the fair market value as of December 31, 2012 of restricted stock, the vesting of which would accelerate if Dr. Bregman experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2012 of all performance-vested restricted stock units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance-vested restricted stock units granted in 2012 and on target performance for performance-vested restricted stock units awarded in 2012 and have performance goals for the year ended 2012. The vesting of the restricted stock would accelerate if Dr. Bregman experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on actual performance for performance-vested restricted stock units granted in 2012.

Steven Edwards

Payments Upon Termination	Voluntary Termination ($)	Termination by Employee for Good Reason ($)		Involuntary Termination without Cause ($)		Involuntary Termination for Cause ($)	Retirement ($)	Double- Trigger Change in Control Event ($)		Death ($)		Disability ($)
Severance Payments	—	—	(1)	652,712	(2)	—	—	916,259	(3)	—		—
Stock Options	—	—		—		—	—	533,219	(4)	—		—
Restricted Stock	—	—		142,897		—	—	1,012,819	(5)	142,897		142,897
Performance Share Units	—	—		—		—	—	3,625,394	(6)	1,236,026	(7)	1,236,026	(7)

Total	—	—		795,609		—	—	6,087,691		1,378,923		1,378,923

(1)	Under the 2010 Key Employee Severance Pay Plan, severance benefits generally are not payable upon a termination for “good reason” absent a change in control. For amounts payable upon termination following a change in control, see Double-Trigger Change in Control Event.

(2)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan, assuming the Compensation Committee did not elect to extend benefits for an additional period. Includes $18,780 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(3)	Represents the amount payable pursuant to the 2010 Key Employee Severance Pay Plan if Mr. Edwards were not offered comparable employment with our successor or if he experienced a qualifying termination following the change in control. Includes $18,780 for reimbursement of the premium for 12 months of continuation coverage under our medical plan.

(4)	Reflects the fair market value (less exercise price) of the underlying shares as of December 31, 2012 of all unvested in-the-money options, the vesting of which would accelerate if the options were not assumed, continued or substituted by the surviving company or if Mr. Edwards experienced a qualifying termination following the change in control.

(5)	Reflects the fair market value as of December 31, 2012 of restricted stock, the vesting of which would accelerate if Mr. Edwards experienced a qualifying termination following the change in control.

(6)	Reflects the fair market value of the underlying shares as of December 31, 2012 of all performance-vested restricted stock units, which would be converted into shares of restricted stock upon a change in control based on actual performance for performance-vested restricted stock units granted in 2010, 2011 and 2012 and on target performance for performance-vested restricted stock units awarded in 2012 have performance goals for the years ended 2012. The vesting of the restricted stock would accelerate if Mr. Edwards experienced a qualifying termination following the change in control.

(7)	Represents a pro-rata payment based on actual performance for performance-vested restricted stock units granted in 2010, 2011 and 2012.

2012 DIRECTOR COMPENSATION

The Compensation Committee, with the assistance and advice of its external consultant, evaluates the compensation of our non-employee directors at least annually and recommends changes to the Board when appropriate. As with our executive compensation program, the non-employee director compensation program emphasizes equity incentives. This reflects our belief that equity awards align the interests of our non-employee directors with those of our stockholders. Accordingly, the majority of our non-employee directors’ compensation is comprised of equity awards. Set forth below is a graph depicting the relative weights given to each component of the 2012 compensation for the non-employee directors.

Cash Compensation.    Our policy with respect to director compensation provides that non-management directors will receive an annual retainer of $60,000. The Chairman of the Board will receive an additional retainer of $75,000, and committee chairs will receive additional retainers as follows: $22,500 for the Audit Committee and Compensation Committee Chairs; $15,000 for the Nominating and Corporate Governance Committee Chair; and $10,000 for the Neutrality Committee Chair. Committee members (other than the chair) will receive additional retainers as follows: $10,000 for Audit Committee and Compensation Committee members; $7,500 for Nominating and Corporate Governance Committee members; and $5,000 for Neutrality Committee members. All amounts are paid to directors quarterly in arrears. Directors are also reimbursed for expenses related to attending Board and committee meetings.

Equity Compensation.    Non-management directors also receive an annual restricted stock unit (“RSU”) grant equal to $170,000 divided by the 30-day moving average stock price of the Class A Common Stock as of the market close on the date of grant as reported in the principal consolidated transaction reporting system for the New York Stock Exchange. Such grants are made on the day following the annual meeting of stockholders. These RSUs vest in full on the earlier of the first anniversary of the date of grant or the day preceding the next year’s annual meeting of stockholders. Upon vesting, certain director’s 2012 RSUs will be deferred into deferred stock units, which will be delivered to the director in shares of our Class A common stock six months following the director’s termination of Board service unless the director elected near-term delivery.

The following table sets forth all compensation paid by us to the non-management members of our Board of Directors for services provided during the last fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Total ($)
Gareth C. C. Chang	70,000	154,470	(2)	224,470
James G. Cullen	165,000	154,470	(3)	319,470
Joel P. Friedman	87,500	154,470	(4)	241,970
Mark N. Greene	34,185	154,470	(5)	188,655
Ross K. Ireland	80,000	154,470	(6)	234,470
Paul A. Lacouture	77,500	154,470	(7)	231,970
Michael J. Rowny	77,500	154,470	(8)	231,970
Hellene S. Runtagh	85,000	154,470	(9)	239,470

(1)	For information about the assumptions and underlying calculations upon which we base grant date fair value, see Note 14 to the Neustar audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	As of December 31, 2012, Mr. Chang held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 28,221 shares of our Class A common stock.

(3)	As of December 31, 2012, Mr. Cullen held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 29,110 shares of our Class A common stock.

(4)	As of December 31, 2012, Mr. Friedman held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 29,476 shares of our Class A common stock.

(5)	As of December 31, 2012, Dr. Greene held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 0 shares of our Class A common stock.

(6)	As of December 31, 2012, Mr. Ireland held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 35,529 shares of our Class A common stock.

(7)	As of December 31, 2012, Mr. Lacouture held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 24,055 shares of our Class A common stock.

(8)	As of December 31, 2012, Mr. Rowny held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 35,895 shares of our Class A common stock.

(9)	As of December 31, 2012, Ms. Runtagh held restricted stock representing 4,921 shares of our Class A common stock and deferred stock units representing 29,476 shares of our Class A common stock.

Deferred Compensation

The Neustar, Inc. Deferred Compensation Plan (the “Plan”) permits non-employee directors to defer certain elements of compensation in order to delay taxation on such amounts. Specifically, the Plan permits deferral of up to 100% of director fees, including Board, Chairman, committee chair and committee member retainers. Amounts deferred under the Plan are credited with investment earnings based on investment options selected by the participants. None of the directors participated in the Plan during 2012.

Board Stock Ownership Guidelines

The Board of Directors adopted stock ownership guidelines for non-employee directors effective January 1, 2008. The guidelines provide that, within five years, directors should attain an investment position in Neustar stock equal to at least five times the annual retainer for Board service. The number of shares needed to be owned is calculated annually based on the annual retainer and an average of the prior year’s quarter-end closing stock prices. Each director is expected to retain 100% of the after-tax profit shares received from our equity compensation program until his or her required ownership level is achieved.

Shares counted toward meeting the guidelines include shares owned outright by the director or his or her spouse, including shares acquired upon the exercise of stock options and shares delivered upon vesting of restricted stock; performance shares earned by the director; deferred stock units; shares held in trust that are included in the director’s ownership reports filed with the SEC; and shares held in the director’s retirement accounts. Unexercised stock options, unvested restricted stock, unvested RSUs or unvested PVRSUs do not count toward meeting the guidelines.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain six compensation plans under which shares of our Class A common stock have been authorized for issuance to directors, employees and consultants: the 1999 Equity Incentive Plan, the 2005 Stock Incentive Plan, the Amended and Restated 2009 Stock Incentive Plan, the AMACAI Information Corporation 2004 Stock Incentive Plan (the “AMACAI Plan”), the Targus Information Corporation Amended and Restated 2004 Stock Incentive Plan (the “TARGUSinfo Plan”), and the Neustar, Inc. Employee Stock Purchase Plan. The 1999 Equity Incentive Plan, the 2005 Stock Incentive Plan, the Amended and Restated 2009 Stock Incentive Plan, and the Neustar, Inc. Employee Stock Purchase Plan were approved by our stockholders, and the AMACAI Plan and the TARGUSinfo Plan were approved by the stockholders of AMACAI Information Corporation and TARGUSinfo, respectively. We assumed the AMACAI Plan and the TARGUSinfo Plan upon our acquisition of TARGUSinfo in November 2011. We will not make any further awards under the 1999 Equity Incentive Plan, the 2005 Stock Incentive Plan, the TARGUSinfo Plan or the AMACAI Plan. The following table provides information as of December 31, 2012 about outstanding options and shares reserved for issuance under the plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	6,683,611	(1)	$25.04	(2)	5,113,344	(3)
Equity compensation plans not approved by security holders	303,243		$22.56		895,319
Total	6,986,854		$24.81		6,008,663

(1)	Includes (a) 922,550 shares of Class A common stock underlying restricted stock units issued to our non-management directors and employees, and (b) 2,768,264 shares of Class A common stock, which represents the number of shares deliverable in respect of the 759,120 performance-vested restricted stock units that were outstanding as of December 31, 2012.

(2)	Excludes (a) 922,550 shares of Class A common stock underlying restricted stock units issued to our non-management directors and employees, and (b) 2,768,264 shares of Class A common stock, which represents the number of shares deliverable in respect of the 759,120 performance-vested restricted stock units that were outstanding as of December 31, 2012.

(3)	Includes (a) 4,513,344 shares of Class A common stock that may be issued under the 2009 Stock Incentive Plan pursuant to awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards, and (b) 600,000 shares that may be issued under the Neustar, Inc. Employee Stock Purchase Plan.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth information regarding ownership of our common stock as of April 1, 2013 by holders of more than 5% of our combined classes of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group. The information in this table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Except as otherwise indicated, (i) each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table, and (ii) the business address of each person shown below is 21575 Ridgetop Circle, Sterling, Virginia 20166.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
5% owners
TimeSquare Capital Management, LLC(2)	5,057,510		7.66%
Macquarie Group Limited(3)	4,464,778		6.76%
PRIMECAP Management Company(4)	4,118,609		6.24%
The Vanguard Group(5)	3,619,554		5.48%
BlackRock Inc.(6)	3,522,195		5.33%
Directors, nominees and named executive officers
Lisa Hook, President and Chief Executive Officer, Director	532,309	(7)	*
Paul Lalljie, SVP and Chief Financial Officer	185,070	(8)	*
Mark Bregman, SVP and Chief Technology Officer	56,066	(9)	*
Steven Edwards, SVP, Carrier Services and CSNA Sales	84,366	(10)	*
Scott B. Harris, SVP Legal and External Affairs	91,065	(11)	*
James Cullen, Chairman of the Board	35,529	(12)	*
Gareth Chang, Director	28,221	(13)	*
Joel Friedman, Director	35,895	(14)	*
Ross Ireland, Director	36,529	(15)	*
Paul Lacouture, Director	30,474	(16)	*
Mark Greene, Director	—		*
Michael Rowny, Director	36,895	(17)	*
Hellene Runtagh, Director	35,895	(18)	*
Directors, nominees and executive officers as a group (15 persons)	1,232,469	(19)	1.85%

*	Denotes less than 1% ownership.

(1)	Percentages are based on 66,019,245 shares of Class A common stock and 3,082 shares of Class B common stock outstanding on April 1, 2013 (reflecting total outstanding shares less 20,479,471 shares of Class A common stock held in treasury) plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of April 1, 2013 or within 60 days from such date (May 31, 2013) through the exercise of stock options or similar rights.

(2)

Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on December 31, 2012 by TimesSquare Capital Management, LLC (“TimesSquare”). TimesSquare is an investment adviser, and all of the shares reported as beneficially owned by TimesSquare are owned by its clients, who have the right to receive dividends and proceeds from the sale of such shares. In its role as investment adviser, TimesSquare has sole dispositive power with respect to 5,057,510 shares of our Class A common stock and sole voting power with respect to 3,624,475 shares of our Class A common stock. The business address of TimesSquare is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036.

(3)

Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on December 31, 2012 by Macquarie Group Limited (“Macquarie”). Macquarie is a holding company with ownership of Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust with individual holdings. Delaware Management Holdings Inc. and Delaware Management Business Trust have sole dispositive power with respect to 4,464,778 shares of our Class A common stock and sole voting power with respect to 4,464,778 shares of our Class A common stock. The business address of Macquerie is No. 1 Martin Place, Sydney, New South Wales, Australia. The business address of Delaware Management Holdings Inc. and Delaware Management Business Trust is 2005 Market Street, Philadelphia, PA 19103.

(4)	Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on December 31, 2012 by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP is an investment adviser and has sole dispositive power with respect to 4,118,609 shares of our Class A common stock and sole voting power with respect to 2,244,894 shares of our Class A common stock. The business address of PRIMECAP is 225 South Lake Ave., #400, Pasadena, California 91101.

(5)	Beneficial ownership information is based on a Schedule 13G/A filed with the SEC on December 31, 2012 by The Vanguard Group (“Vanguard”). Vanguard is an investment adviser and has sole dispositive power with respect to 3,572,670 shares of our Class A common stock, shared dispositive power with respect to 46,884 shares of our Class A common stock and sole voting power with respect to 49,784 shares of our Class A common stock. The business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)

Beneficial ownership information is based on a Schedule 13G filed with the SEC on January 30, 2013 by BlackRock Inc. (“Blackrock”). Blackrock is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends and proceeds from the sale of such shares. Blackrock has sole dispositive power with respect to 3,522,195 shares of our Class A common stock and sole voting power with respect to 3,522,195 shares of our Class A common stock. The business address of Blackrock is 40 East 52nd Street, New York, NY 10022.

(7)	Includes (i) 15,070 shares of restricted Class A common stock, and (ii) 437,148 shares of Class A common stock subject to options that are exercisable as of April 1, 2013 or within 60 days from such date.

(8)	Includes (i) 6,849 shares of restricted Class A common stock, and (ii) 126,718 shares of Class A common stock subject to options that are exercisable as of April 1, 2013 or within 60 days from such date.

(9)	Includes (i) 7,500 shares of restricted Class A common stock, and (ii) 43,720 shares of Class A common stock subject to options that are exercisable as of April 1, 2013 or within 60 days from such date

(10)	Includes (i) 4,245 shares of restricted Class A common stock and (ii) 37,455 shares of Class A common stock subject to options that are exercisable as of April 1, 2013 or within 60 days from such date.

(11)	Includes (i) 25,000 shares of restricted Class A common stock, and (ii) 54,120 shares of Class A common stock subject to options that are exercisable as of April 1, 2013 or within 60 days from such date.

(12)	Consists of 29,110 vested deferred stock units held in accordance with our outside director compensation policy.

(13)	Consists of 28,221 vested deferred stock units held in accordance with our outside director compensation policy.

(14)	Consists of 29,476 vested deferred stock units held in accordance with our outside director compensation policy.

(15)	Consists of 35,529 vested deferred stock units held in accordance with our outside director compensation policy.

(16)	Consists of 24,055 vested deferred stock units held in accordance with our outside director compensation policy.

(17)	Consists of 35,895 vested deferred stock units held in accordance with our outside director compensation policy.

(18)	Consists of 29,476 vested deferred stock units held in accordance with our outside director compensation policy.

(19)	Includes (i) 67,134 shares of restricted Class A common stock, (ii) 723,159 shares of Class A common stock subject to options that are exercisable as of April 1, 2013 or within 60 days from such date, and (iii) 211,762 vested deferred stock units held in accordance with our outside director compensation policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, senior executives and beneficial owners of greater than 10 percent of our common stock (the “Reporting Persons”) to file reports of holdings and transactions in Neustar common stock with the SEC and the New York Stock Exchange.

Based solely on these reports and other information provided to us by the Reporting Persons, we believe that all Reporting Persons timely filed the required reports during fiscal year 2012, except for the following late report, which was due to an administrative error: one Form 4 for Steve Edwards covering one transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review of Transactions with Related Persons

Our Corporate Code of Business Conduct, which is available on our website at www.neustar.biz under the captions “Investor Relations — Code of Conduct,” provides that the personal activities and relationships of directors, officers and employees must not conflict, or appear to conflict, with the interests of the Company. Any potential conflict of interest that involves an officer of the Company or a subsidiary — including any transaction between the Company and a third party in which the officer has a direct or indirect interest — must be approved in advance by the General Counsel and Chief Executive Officer of the Company. Any potential conflict of interest that involves a director or an executive officer of the Company must be approved by the Board or the Audit Committee.

Loans from the Company to directors and senior executives are prohibited by the Code. Loans from the Company to other officers and employees must be approved in advance by the Board or the Audit Committee.

All prior approvals required pursuant to the Code must be obtained in writing.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 — Election of Directors

Our Board of Directors currently has nine seats, divided into three classes: Class I, Class II and Class III. Our Class I directors are James G. Cullen, Joel P. Friedman, and Mark N. Greene, and their term ends at the Annual Meeting of Stockholders in 2014. Our Class II directors are Ross K. Ireland, Paul A. Lacouture and Michael J. Rowny, and their term ends at the Annual Meeting of Stockholders in 2015. Our Class III directors are Gareth C. C. Chang, Lisa A. Hook and Hellene S. Runtagh, and their term ends at this Meeting.

Each nominee for director will, if elected, continue in office until our Annual Meeting of Stockholders in 2016 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be cast against any of the nominees. Under SEC rules, proxies cannot be voted for a greater number of persons than the number of nominees named.

Each nominee has consented to be named as a nominee in this proxy statement and to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

The Board of Directors unanimously recommends a vote FOR the election of Mr. Chang and Mses. Hook and Runtagh as directors.

BOARD OF DIRECTORS

Name and Age as of April 1, 2013	Position, Principal Occupation, Business Experience and Directorships
Gareth C. C. Chang Age 70

Mr. Chang has served as a director of Neustar since 2008. Mr. Chang has served as Chairman and Chief Executive Officer of Towona Media, a digital media provider, since 2008. Mr. Chang served as executive chairman of Netstar Group Holding Company, an Asian Pacific networking system integration company, from 2003 to 2010. In addition, he has served as Chairman and Managing Partner of GC3 & Associates International, a management consulting and private investment firm specializing in strategic planning and the execution of technology and media enterprises, since 2000. From 1998 to 2000, Mr. Chang was Chairman and CEO of News Corporation’s Star TV Group, the leading multi-channel satellite television network providing access to more than 300 million viewers across Asia, the Indian sub-continent, and the Middle East. He also has served in senior executive roles at Hughes Electronics and McDonnell Douglas. Mr. Chang previously served on the boards of directors of Apple Inc., Agile Software Corporation and Palm, Inc. Mr. Chang is currently a director of comScore, Inc. and chairman of LUMA/JK Lighting Co., Ltd.

Mr. Chang was selected as a director because of his extensive experience as a leader of global technology and media enterprises, particularly in Asian markets. The Board also benefits from Mr. Chang’s perspective as a former director, governance committee member, and compensation committee member of other public companies.

James G. Cullen Age 70

Mr. Cullen has served as a director of Neustar since 2005 and as our Chairman of the Board since 2010. Mr. Cullen retired as President and Chief Operating Officer of Bell Atlantic Corporation, a local telephone exchange carrier, in 2000. He had assumed those positions in 1998, after having been Vice Chairman since 1995 and, prior to that, President since 1993. He was President and Chief Executive Officer of Bell Atlantic-New Jersey, Inc. from 1989 to 1993. Mr. Cullen is also a director, audit committee member and chairman of the compensation committee of Prudential Financial, Inc., non-executive Chairman of the Board of Agilent Technologies, Inc. and a director and chairman of the audit committee of Johnson & Johnson.

Mr. Cullen was selected as a director because of his expansive knowledge of the communications industry, his executive leadership experience, his financial expertise, and his background serving on the boards of large, multinational public companies. Mr. Cullen’s ability to communicate and encourage discussion, together with his experience as a senior director on other boards, makes him an effective Chairman for the Board.

Joel P. Friedman Age 65	Mr. Friedman has served as a director of Neustar since 2006. As the former President of the Business Process Outsourcing (“BPO”) organization of Accenture Ltd., a consulting services company, a position he held from 2002 to until his retirement in 2005, Mr. Friedman was responsible for overseeing Accenture’s portfolio of BPO businesses as well as fueling new innovation and growth in BPO. He was a member of Accenture’s Board of Directors until February 2005 and also served on that company’s Executive Committee and Global Leadership Council. Over the course of his 34-year career with Accenture, a national consulting firm, Mr. Friedman held a variety of senior leadership roles. He was a partner in Accenture’s Corporate Development organization; served as managing general partner of the company’s former venture capital business, Accenture Technology Ventures; led Accenture’s banking and capital markets program; and was instrumental in founding and managing Accenture’s strategy consulting practice. Mr. Friedman is also a director, governance committee member and chairman of the finance committee of SVB Financial Group.

Mr. Friedman was selected as a director because of the valuable management experience he brings to the Board. Over the course of his career, Mr. Friedman has led and directed complex business organizations and gained significant experience in corporate development, strategic consulting, compensation and employee management.

Name and Age as of April 1, 2013	Position, Principal Occupation, Business Experience and Directorships

Mark N. Greene Age 58

Dr. Greene has served as a director of our company since April 2012. Dr. Greene has served as the Chief Executive Officer and a director of OpenLink Financial LLC, a provider of software solutions for transaction lifecycle management, since December 2012. From 2007 to 2012, Dr. Greene was the Chief Executive Officer and a director of Fair Isaac Corporation (“FICO”), a provider of credit scoring, decision management, fraud detection and credit risk score services. From 1995 through 2007, Dr. Greene held various positions with International Business Machines Corp., a global technology company, including Vice President of Sales and Distribution for Financial Services and General Manager of Global Banking. Dr. Greene previously served on the board of directors Capella Education Company.

Dr. Greene was selected as a director because of his extensive management experience and knowledge of analytics. Over the course of his career, Dr. Greene has led and directed complex business organizations and gained significant experience in capital markets, consulting e-commerce software, strategy, sales and marketing and distribution.

Lisa A. Hook Age 55

Ms. Hook has served as a director of Neustar since November 2010, as Chief Executive Officer since October 2010, and as President since joining Neustar in January 2008. Prior to joining Neustar, Ms. Hook served as President and Chief Executive Officer of Sunrocket, Inc., a voice over IP (“VoIP”) service provider, from 2006 to 2007. From 2001 to 2004, she held several executive-level posts at America Online, Inc., a web services company, including President, AOL Broadband, Premium and Developer Services; President, AOL Anywhere; and Senior Vice President and Chief Operating Officer, AOL Mobile. After leaving America Online in 2004, Ms. Hook briefly consulted for AOL and served on various corporate boards. Earlier, she was partner at Brera Capital Partners, LLC and managing director at Alpine Capital Group LLC. Ms. Hook also served in executive and special advisory roles at Time Warner, Inc., was legal adviser to the Chairman of the Federal Communications Commission, and was a senior attorney at Viacom International, Inc. Ms. Hook also serves on the boards of directors for Reed Elsevier PLC, Reed Elsevier NV and Reed Elsevier Group plc.

Ms. Hook was selected as CEO and director of Neustar because of her rich knowledge of the company, having served as Neustar’s President, combined with her proven ability to realign corporate strengths with evolving market opportunities. Ms. Hook brings almost 30 years of senior management experience in the communications, media and technology industries as well as extensive experience on corporate boards.

Ross K. Ireland Age 66	Mr. Ireland has served as a director of Neustar since 2006. Mr. Ireland retired as Senior Executive Vice President of Services and Chief Technology Officer of SBC Communications Inc., a telecommunications services provider, in 2004. He assumed these positions in 1997 when Pacific Telesis Group merged with SBC Communications Inc. He served Pacific Telesis Group in various capacities from 1966 to 1997, including as Vice President and Chief Technology Officer from 1990 to 1997. Mr. Ireland was also a member of the Board of Directors of the Alliance for Telecommunications Industry Solutions, or ATIS, a not-for-profit corporation that provides telecom industry standards and industry operating practices, from 1990 through 2004, including as the Chairman of the Board of ATIS from 2000 through 2004. Mr. Ireland is also a director, audit committee member, compensation committee member and nominating and corporate governance committee member of Adtran, Inc.

Mr. Ireland was selected as a director because of his extensive knowledge of the telecommunications industry and its standards and practices, in addition to his broad technological expertise and senior leadership. Through his service on other company boards, Mr. Ireland also brings valuable experience in audit, compensation and governance matters.

Name and Age as of April 1, 2013	Position, Principal Occupation, Business Experience and Directorships

Paul A. Lacouture Age 62

Mr. Lacouture has served as a director of Neustar since 2007. Mr. Lacouture retired as Executive Vice President of Engineering and Technology for Verizon Telecom, a telecommunications services provider, in 2007, a position he had held since 2006. From 2000 to 2006, he was president of the Verizon Network Services Group, a telecommunications services provider. Prior to the Bell Atlantic/GTE merger in July 2000, Mr. Lacouture was president of the Network Services group at Bell Atlantic.

Mr. Lacouture was selected as a director based on his many years of experience in the telecommunications industry and his knowledge and understanding of our customer base. Mr. Lacouture also provides valuable insight regarding the Company’s current products and services, as well as the future technological needs of the Company and the industry.

Michael J. Rowny Age 62

Mr. Rowny has served as a director of Neustar since 2006. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications Corporation in positions including President and CEO of MCI’s International Ventures, Alliances and Correspondent group; acting CFO; Senior Vice President of Finance; and Treasurer. His extensive career in business and government has included positions as Chairman and CEO of the Ransohoff Company, CEO of Hermitage Holding Company, EVP and CFO of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of The White House. Mr. Rowny is also a director and audit committee member of Ciena Corporation.

Mr. Rowny was selected as a director because of his extensive executive leadership and international experience, his financial expertise, and his understanding of business opportunities, both as concerns acquisition targets and the industry in general. The Board also benefits from Mr. Rowny’s experience as a public company director and audit committee member.

Hellene S. Runtagh Age 64	Ms. Runtagh has served as a director of Neustar since 2006. Ms. Runtagh was formerly President and CEO of Berwind Group, a diverse company with global businesses in pharmaceutical services, life science automation, industrial manufacturing, real estate, and natural resources, from 2001 to 2002. Prior to joining Berwind in 2001, Ms. Runtagh was with Universal Studios, where she last served as Executive Vice President. In this role, Ms. Runtagh was responsible for Studio, Consumer Products, Interactive Games, Information Technology, Online Operations, and retail operations at Universal Studios. Prior to joining Universal Studios, Ms. Runtagh spent 25 years at General Electric Company, where she served as President and CEO of GE Information Services and held general management roles with GE Capital and GE’s software businesses. Ms. Runtagh has also held numerous leadership positions, including international operations, marketing and manufacturing, for multiple high technology GE businesses. Ms. Runtagh is also a director, audit committee member and chair of the compensation and executive development committee of Lincoln Electric Holdings, Inc. and a director, audit committee member and compensation committee member of Harman International Industries, Inc. Ms. Runtagh previously served on the boards of directors of Avaya Inc., IKON Office Solutions, Inc. and Covad Communications Group, Inc.

Ms. Runtagh was selected as a director based on her strong record of senior-level experience and her insight into the considerations necessary to run a successful, diverse global business. Ms. Runtagh’s service on other public company boards also allows her to provide the Board with a variety of perspectives on important corporate governance, audit and compensation issues.

EXECUTIVE OFFICERS AND MANAGEMENT

Below is information, including biographical information, about our current senior executives (other than Ms. Hook, whose biographical information appears above).

Name	Age(1)	Position
Paul S. Lalljie	40	Senior Vice President and Chief Financial Officer
Dennis G. Ainge	50	Senior Vice President, Information Services
Alex L. Berry	44	Senior Vice President, Enterprise Services
Mark F. Bregman	55	Senior Vice President and Chief Technology Officer
Steven J. Edwards	54	Senior Vice President, Carrier Services
Scott Blake Harris	61	General Counsel and Senior Vice President

(1)	As of April 1, 2013.

Paul S. Lalljie has served as our Senior Vice President and Chief Financial Officer since June 2009. Prior to becoming our Senior Vice President and Chief Financial Officer, Mr. Lalljie served as our Senior Vice President, Interim Chief Financial Officer and Treasurer from January 2009 to June 2009 and as our Vice President, Financial Planning & Analysis and Treasurer from December 2006 to January 2009. From 2000 through December 2006, Mr. Lalljie served in a variety of roles in corporate finance at the Company, including accounting, financial planning and analysis, treasury and investor relations.

Dennis G. Ainge has served as our Senior Vice President, Information Services since November 2011 when we acquired TARGUSinfo. Prior to becoming our Senior Vice President, Information Services, Mr. Ainge held a number of executive management positions in sales from August 1994 to November 2011 with TARGUSinfo, a leading, independent provider of real-time, on-demand information and analytics services, including Vice President of Sales, Senior Vice President of Sales and Marketing, and Executive Vice President of Strategic Development. Prior to joining TARGUSinfo, Mr. Ainge held a variety of sales and management positions with a number of technology companies including Equifax National Decision Systems, Endmark Corporation and Advanced Technology, Inc.

Alex L. Berry has served as Senior Vice President, Enterprise Services since August 2011. Prior to becoming our Senior Vice President, Enterprise Services, from August 2008 through August 2011, Mr. Berry served as the Senior Vice President, Internet Infrastructure Services. Prior to joining Neustar, from 2007 to 2008, Mr. Berry was Senior Vice President, Global Sales and Client Services — Employee Care Division at Convergys Corporation, a customer and information management company, where he was responsible for sales, account management, professional services, delivery and implementation of services, customer care and satisfaction, and the pipeline for a portfolio of Convergys’s employee care clients. From 2004 to 2007, Mr. Berry served in a variety of roles in sales at Convergys Corporation, including Global Vice President, Sales and Solutions, and Vice President, North America Sales.

Mark F. Bregman has served as Senior Vice President, Chief Technology Officer since August 2011. Prior to joining us, from 2006 through July 2011, Dr. Bregman served as Executive Vice President, Chief Technology Officer at Symantec Corporation, an infrastructure software company, where he oversaw the development of the company’s technology strategy and oversaw its investments in advanced research and development, security and technology services. From 2005 to 2006, Dr. Bregman served as Senior Vice President, Chief Technology Officer at Symantec Corporation. From September 2004 to July 2005, Dr. Bregman served as Executive Vice President, Chief Technology Officer and acting manager of the application and service management group of VERITAS Software Corporation, a provider of software and services to enable storage and backup, which was acquired by Symantec Corporation in July 2005. As Executive Vice President, Chief Technology officer at VERITAS Software Corporation, Dr. Bregman oversaw product management and engineering for all the company’s products including market leading storage management software and backup products. From

February 2002 to September 2004, Dr. Bregman served as Executive Vice President, Product Operations of VERITAS Software Corporation. From August 2000 to October 2001, Dr. Bregman served as the chief executive officer of AirMedia, Inc., a wireless internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as general manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman also serves on the board of directors for ShoreTel, Inc.

Steven J. Edwards has served as Senior Vice President, Carrier Services since September 2011. Prior to becoming our Senior Vice President, Carrier Services, Mr. Edwards served in a variety of Carrier Services roles from August 2008 through August 2011. Prior to joining Neustar, from 2007 to 2008 Mr. Edwards was chief operating officer at Regenesis Power LLC, a renewable energy venture, where he was responsible for developing Regenesis Power’s business model, operations and project financing . From 2004 to 2007, Mr. Edwards served as chief marketing officer for Sonus Networks Inc., a provider of carrier-grade VoIP technology, where he was responsible for market strategy, product management, business development, partner channels, and product and corporate marketing. Prior to Sonus Networks Inc., he was vice president of indirect sales and channel development at AT&T Business Services and was President of BT Visual Images, a BT Group company.

Scott Blake Harris has served as General Counsel and Senior Vice President since December 2011 and as Executive Vice President, Legal and External Affairs since March 2011. Prior to joining us, from May 2009 to March 2011, Mr. Harris served as General Counsel of the United States Department of Energy, where he also served as co-chair of the Broadband Subcommittee of the Obama Administration’s National Science and Technology Council. Prior to May 2009, he was the Managing Partner of Harris, Wiltshire & Grannis LLP, a law firm he founded in 1998 that is nationally recognized for its telecommunications, technology, litigation, appellate, and legislative practices. He has also been a partner in the law firms of Williams & Connolly LLP and Gibson, Dunn & Crutcher LLP, where he headed the firm’s communications practice. Mr. Harris previously served in government from 1993 to 1996, first as Chief Counsel for Export Administration in the United States Department of Commerce, and then as the first Chief of the International Bureau at the Federal Communications Commission. He graduated from Harvard Law School, magna cum laude, in 1976.

ITEM 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for 2013.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.

Representatives of Ernst & Young LLP are expected to be present at the Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the years ended December 31, 2011 and December 31, 2012, and fees billed for audit-related, tax, and other services rendered by Ernst & Young LLP during those periods. All of these fees were approved by the Audit Committee.

	2011	2012
Audit fees(1)	$2,002,000	$1,769,000
Audit-related fees(2)	854,414	395,325
Tax fees(3)	794,375	633,555

Subtotal	3,650,789	2,797,880
All other fees(4)	65,150	66,840

Total fees	$3,715,939	$2,864,720

(1)	Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements, work on the audit of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of the unaudited quarterly financial statements.

(2)	Audit-related fees consisted principally of audits that we were required to conduct in connection with our requirements under the rules, regulations and orders of the Federal Communications Commission, as well as certain of our contracts and other transaction-related due diligence services.

(3)	For fiscal 2012, tax fees were comprised of fees related to tax planning and advice of $388,431 and tax compliance of $245,124. For fiscal 2011, tax fees were comprised of fees related to tax planning and advice of $607,911 and tax compliance of $186,464.

(4)	Other fees consisted of miscellaneous other permissible services not included in the first three categories and were immaterial for 2011 and 2012.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Audit Committee Charter, Audit Committee policy and the requirements of law, the Audit Committee pre-approves all audit and permissible non-audit services to be provided by our independent registered public accounting firm. This pre-approval applies to audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work, subject to a specific budget. In other cases, the chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve services, and the chairman then communicates such pre-approvals to the full Audit Committee. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. We obtain these services from other service providers as needed.

Audit Committee Report

Neustar’s management is responsible for Neustar’s financial statements, internal controls and financial reporting process. Neustar’s independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the consolidated financial statements and for expressing an opinion as to whether those consolidated audited financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. generally accepted accounting principles. The Audit Committee has been established for the purpose of representing and assisting the Board of Directors in overseeing Neustar’s accounting and financial reporting processes and audits of Neustar’s annual financial statements and internal control over financial reporting, including the integrity of Neustar’s financial statements, Neustar’s compliance with legal and regulatory authority requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of Neustar’s internal audit function and the independent registered public accounting firm. The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is in fact “independent” under applicable rules.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm regarding its communications with the Audit Committee concerning independence, as required by applicable requirements of the PCAOB, and the Audit Committee has discussed with the independent registered public accounting firm its independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Cullen, Chair

Paul A. Lacouture

Michael J. Rowny

Hellene S. Runtagh

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

ITEM 3 — Advisory Resolution on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to approve the following advisory resolution on executive compensation:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

At the Company’s annual meeting of shareholders held in June 2012, over 97% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation.

Our executive compensation programs have a strong pay-for-performance orientation and are designed to create value for our stockholders by supporting the achievement of our business and financial objectives. To this end, we have formulated our programs to reward superior financial and operating performance, to align executives’ interests with those of our stockholders, and to encourage talented individuals to join and remain with the Company and contribute to our growth and success. Our executive compensation programs are also intended to be consistent with corporate governance best practices.

We encourage stockholders to read the Compensation Discussion & Analysis beginning on page 16 of this proxy statement, as well as the Summary Compensation Table and related tables and narrative appearing on pages 34 through 48, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation programs. Taking into account the advisory vote of stockholders regarding the frequency of advisory votes to approve executive compensation at our 2011 annual meeting, our current policy is to include a resolution regarding approval of the compensation of our named executive officers annually. Accordingly, unless the Board modifies its policy on the frequency of future votes, the next advisory vote to approve our executive compensation will occur at the 2014 annual meeting.

The Board of Directors unanimously recommends a vote FOR the advisory resolution on executive compensation.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2014 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at 21575 Ridgetop Circle, Sterling, Virginia 20166, to the attention of the Corporate Secretary, no later than January 9, 2014.

Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2014 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board at the 2014 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:

NeuStar, Inc.

Attn: Corporate Secretary

21575 Ridgetop Circle

Sterling, VA 20166

Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than the close of business on March 20, 2014 and no earlier than the close of business on February 18, 2014. If the date of our 2014 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the date of the 2013 Annual Meeting of Stockholders, notice must be delivered to the Corporate Secretary not later than the close of business on the later of the 90th day prior to the 2014 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the meeting is first made. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.

If a stockholder fails to comply with the forgoing deadlines established under the bylaws, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify us by calling (571) 434-5400 or by sending a written request to 21575 Ridgetop Circle, Sterling, Virginia 20166, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.

Annex A

Reconciliation of Non-GAAP Measures

Reconciliation of Adjusted EBITDA for 2012 Annual Cash Incentive Compensation

Year Ended December 31, 2012
(in thousands) (unaudited)
Income from continuing operations	$156,087
Add: Depreciation and amortization	92,955
Add: Other expense (income)	33,559
Add: Provision for income taxes	87,013
Add: Stock-based compensation	28,058
Add: Adjustment for annual cash incentive plan(1)	3,964

Adjusted EBITDA metric for cash incentive plan	$401,636

(1)	This adjustment is the amount of the incremental annual cash incentive above 100% achievement of our targets.

Reconciliation of Adjusted Net Income for 2012 Long-Term Incentive Awards

Year Ended December 31, 2012
(in thousands, except per share data)
(unaudited)
Income from continuing operations	$156,087
Add: Stock-based compensation	28,058
Add: Amortization of acquired intangible assets	50,281
Add: Adjustment for provision for income taxes	(28,040)

Adjusted net income for 2012 long-term incentive awards	$206,386

Adjusted net income from continuing operations per diluted share	$3.04

Weighted average diluted common shares outstanding	67,956

A-1

ANNUAL MEETING OF STOCKHOLDERS OF

neustar TM

June 18, 2013

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 18, 2013:

The Notice and Proxy Statement and Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25439.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00033333000000000000 6 061813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors:

FOR AGAINST ABSTAIN

a. Gareth C.C. Chang

b. Lisa A. Hook

c. Hellene S. Runtagh

2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2013.

3. Approval of an advisory resolution on executive compensation

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If you do not properly sign and return a proxy, or attend the meeting and vote in person, your shares cannot be voted, nor your instructions followed.

Please sign below and return this proxy in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date:

Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

neustar TM

June 18, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 18, 2013:

The Notice and Proxy Statement and Annual Report are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25439.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333000000000000 6 061813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors: FOR AGAINST ABSTAIN

a. Gareth C.C. Chang

b. Lisa A. Hook

c. Hellene S. Runtagh

2. Ratification of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2013.

3. Approval of an advisory resolution on executive compensation

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

If you do not properly sign and return a proxy, or attend the meeting and vote in person, your shares cannot be voted, nor your instructions followed.

Please sign below and return this proxy in the enclosed envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date:

Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEUSTAR 2013 ANNUAL MEETING ADMISSION TICKET

Tuesday, June 18, 2013, at 5:00 P.M. (Local Time)

Ritz-Carlton Tysons Corner

1700 Tysons Boulevard

McLean, VA 22102

Please retain and present this ticket for admission to the meeting

From Washington Dulles International:

Distance from hotel: 13 miles Directions: Take the Dulles Toll Road (route 267 East) toward Washington D.C. Take exit #18 (I-495 South, Richmond). Stay in the right lane and take exit #46A (Route 123 South Chain Bridge Road/Tysons Corner). Turn right onto Tysons Boulevard. The Ritz-Carlton, Tysons Corner is on the left at 1700 Tysons Boulevard.

From Reagan National Airport:

Distance from hotel: 15 miles Directions: Take Route 233 West and then Route 1 North. Take the left lane and switch over to Route 110 North. Travel two miles and take I-66 West eight miles to Exit 67 (I-495 North/Dulles Airport). Stay in the right lane (To All Local Exits). Take Exit 19A (Tysons Corner). At the fourth light, turn right onto Tysons Boulevard. Continue past the next light. The Ritz-Carlton, Tysons Corner is on the left at 1700 Tysons Boulevard, 1/4 mile past the first light.

NEUSTAR, INC.

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited by the Board of Directors of NeuStar, Inc. for the Annual Meeting of Stockholders Tuesday, June 18, 2013, 5:00 P.M. (Local Time) at Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102

The undersigned hereby appoints Lisa A. Hook and Lawrence J. Samuelson, and each of them, as proxies, each with full power of substitution, and authorizes them to vote all the shares of common stock held of record by the undersigned on April 22, 2013 at the Annual Meeting, or any adjournment or postponement.

The shares represented by this proxy will be voted in the manner directed by the undersigned or, if no direction is given, the proxies will vote the shares in accord with the Board of Directors’ recommendations on the subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

(Continued and to be signed on the reverse side.)

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